Exhibit 10.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and between

ATLANTIC POWER TRANSMISSION, INC.

and

TERRAFORM AP ACQUISITION HOLDINGS, LLC

dated as of

March 31, 2015

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ANNEXES, EXHIBITS AND SCHEDULES

Annex A	Definitions
Annex B	Internal Reorganization
Annex C	Working Capital Calculation Instructions
Annex D	Recapture Guaranty Replacement Documentation
Annex E	R&W Insurance Policy

Exhibit A	Form of Seller Parent Guaranty
Exhibit B	Form of Buyer Parent Guaranty
Exhibit C	Form of Certificate of Non-Foreign Status

Seller Disclosure Schedule
Section 1.1(b)	Knowledge
Section 3.3(b)	No Conflicts
Section 3.3(c)	No Conflicts
Section 3.4	Consents and Approvals
Section 3.5	Legal Proceedings
Section 3.8	Conflicts of Interest
Section 3.10	Brokers
Section 4.1	Organization, Standing and Power
Section 4.3(b)	No Conflicts
Section 4.3(c)	No Conflicts
Section 4.4	Consents and Approvals
Section 4.5	Legal Proceedings
Section 4.8(a)	Capitalization; Subsidiaries; Minority-Interest Entities
Section 4.8(b)	Capitalization; Subsidiaries; Minority-Interest Entities
Section 4.8(c)	Corporate Organizational
Section 4.10	Financial Statements
Section 4.11	Absence of Certain Changes
Section 4.12	Absence of Undisclosed Liabilities
Section 4.13(b)	Taxes
Section 4.13(c)	Taxes
Section 4.13(e)	Taxes
Section 4.13(f)	Taxes
Section 4.14	Business of APT Entities
Section 4.15	Property
Section 4.16	Intellectual Property
Section 4.17	Environmental Matters
Section 4.18	Material Contracts
Section 4.20	Guarantees; Intercompany Debt
Section 4.21	Bank Accounts
Section 4.22	No Damage or Injury
Section 4.24	Insurance

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Section 4.25	Permits
Section 4.26	Competing Wind Projects
Section 4.27	Regulatory Status
Section 4.28	Affiliate Transactions
Section 4.29	Maintenance
Section 4.31	Brokers
Section 6.3	Conduct of Business
Section 8.4	Regulatory Consents and Approvals
Section 8.5	Third Party Consents

Buyer Disclosure Schedule
Section 1.1	Knowledge
Section 5.3(b)	No Conflicts
Section 5.3(c)	No Conflicts
Section 5.4	Consents and Approvals
Section 5.8	Brokers
Section 7.4	Regulatory Consents and Approvals
Section 7.5	Third Party Consents

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of March 31, 2015, is made and entered into by and between ATLANTIC POWER TRANSMISSION, INC., a Delaware corporation (the “Seller”), and TERRAFORM AP ACQUISITION HOLDINGS, LLC, a Delaware limited liability company (the “Buyer”).

RECITALS

WHEREAS, as of the date hereof, the Seller is the record and beneficial owner of 100% of the authorized, issued and outstanding membership interests in TerraForm AP Holdings, LLC, a Delaware limited liability company (the “Target”), and the direct or indirect record and beneficial owner of the authorized, issued and outstanding membership interests identified in Section 4.8(b) of the Seller Disclosure Schedule with respect to the APT Entities and Minority-Interest Entities (collectively, the “Membership Interests”); and

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, all of the Membership Interests on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:

ARTICLE I.
DEFINITIONS

1.1                               Definitions.  Capitalized terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in Annex A hereto.

1.2                               Construction.  All article, section, subsection, other subdivision, annex, schedule (including the Seller Disclosure Schedule and the Buyer Disclosure Schedule, as applicable), and exhibit references used in this Agreement are to articles, sections, subsections, other subdivisions, annexes, schedules (including the Seller Disclosure Schedule and the Buyer Disclosure Schedule, as applicable) and exhibits to this Agreement unless otherwise specified.  The Seller Disclosure Schedule and the Buyer Disclosure Schedule attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.  If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Unless the context of this Agreement clearly requires otherwise, (a) the singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate, (b) the use of any gender herein shall be deemed to include the other genders, (c) the words “include”, “includes” or “including” shall be deemed to be followed by the phrase “without limitation,” (d) the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, and (e) any reference to any Law (or any section or other provision of any Law) means such Law (or such section or provision) as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time.  Currency amounts referenced herein, unless otherwise specified, are in United States Dollars.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the respective meanings given to them under GAAP.

ARTICLE II.
PURCHASE AND SALE OF MEMBERSHIP INTERESTS

2.1                               Purchase and Sale of the Membership Interests.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, transfer, convey, assign and deliver to the Buyer the Membership Interests free and clear of all Liens (other than Liens arising under applicable securities Laws), and the Buyer shall purchase and accept from the Seller, the Membership Interests.

2.2                               Purchase Price.

(a)                                 The aggregate consideration to be paid by the Buyer to the Seller for the Membership Interests (“Purchase Price”) shall be an amount in cash equal to the sum of Three Hundred Fifty Million Dollars ($350,000,000), plus the net result of (i) either adding the Lock-Box Adjustment if it is a positive number or subtracting the absolute value of the Lock-Box Adjustment if it is a negative number and (ii) adding either the Working Capital Overage, if any, or the Working Capital Underage, if any, as determined for the Closing Date.  Notwithstanding anything to the contrary contained herein, the receipt by the APT Entities and Minority-Interest Entities of all revenues received in the Ordinary Course of Business will not be included in the calculation of Lock-Box Contributions.

(b)                                 The Buyer shall pay to the Seller the Purchase Price on the Closing Date by wire transfer in immediately available funds to such account as the Seller designates in writing to the Buyer at least three (3) Business Days prior to the Closing Date.

2.3                               Determination of Purchase Price.

(a)                                 At least ten (10) Business Days prior to the Closing Date, the Seller shall deliver to the Buyer a certificate setting forth an estimate of the Purchase Price, which shall include the Seller’s calculation of the Lock-Box Adjustment, if any, along with any supporting work papers and documentation evidencing any transactions during the Lock-Box Period deemed to constitute a Lock-Box Contribution or Lock-Box Distribution, and the Seller’s calculation of any Working Capital Overage or Working Capital Underage, as applicable, (the “Working Capital Estimate” and, collectively with the Lock-Box Adjustment, the “Adjustment Amount Estimate”).  Such certificate shall be prepared by the Seller in good faith and be accompanied by reasonably detailed supporting documentation. Within five (5) Business Days after the delivery of the Adjustment Amount Estimate by the Seller to the Buyer, the Buyer may object in good faith to the Adjustment Amount Estimate in writing.  If the Buyer objects to the Adjustment Amount Estimate within such five (5) Business Day period, the Parties shall attempt to resolve their differences by negotiation.  If the Parties are unable to do so prior to the Closing Date (or if the Buyer does not object to the Adjustment Amount Estimate), the Purchase Price shall be adjusted at Closing by the amount of the Adjustment Amount Estimate not in dispute. The disputed portion shall be resolved in accordance with the provisions of Section 2.3(c) and paid as part of any Final Statement.

(b)                                 The “Adjustment Amount” equals the sum of (i) Working Capital Overage or Working Capital Underage, as the case may be, and (ii) the difference between the Lock-Box Adjustment paid at the Closing and any adjustment thereto pursuant to this Section 2.3.  Within sixty (60) days after the Closing Date, the Buyer shall deliver to the Seller (i) a statement setting forth a consolidated balance sheet of the Target as of the Economic Interests Closing Date prepared in accordance with GAAP and the Seller’s historic practices applied on the same basis as applied in the preparation of the Working Capital Estimate and (ii) a statement showing in reasonable detail its calculation of Working Capital as of the Economic Interests Closing Date, its calculation of all Lock-Box Contributions and Lock-Box Distributions (if different from the Seller’s), and its calculation of any Adjustment Amount, together with supporting work papers (the “Adjustment Statement”) as of such Economic Interests Closing Date.  The Adjustment Statement shall be prepared in accordance with GAAP and the Seller’s historic practices applied on the same basis as applied in the preparation of the Working Capital Estimate.

(c)                                  During the forty-five (45) day period following the Seller’s receipt of the Adjustment Statement, the Seller and its advisors (including accountants) shall be provided access to the relevant books, records and employees of the APT Entities and the Minority-Interest Entities (to the extent in the Buyer’s possession or control) to the extent required in connection with their review of and any dispute with respect to the Adjustment Statement and the Buyer shall furnish the Seller with any other information that might be relevant to the calculation of the Adjustment Amount; provided that the Seller and its advisors (including accountants) shall have executed all release letters reasonably requested by the Buyer’s accountants in connection therewith.  The Adjustment Statement shall become final and binding upon the Parties on the expiration of such forty-five (45) day period, unless the Seller gives written notice of its specific disagreement with respect to such Adjustment Statement (a “Notice of Disagreement”) to the Buyer prior to such date (the “Review Period”).  Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted, along with a calculation and amount of the disputed item.  Any items on the Adjustment Statement as to which the Seller has not given notice of objection will be deemed to have been agreed upon by the Parties.  If a Notice of Disagreement is delivered to the Buyer within the Review Period with respect to the Adjustment Statement, then such Adjustment Statement (as revised in accordance with this sentence) shall become final and binding upon the Parties on the earlier of (A) the Buyer and the Seller resolving in writing any differences they have with respect to the matters specified in the applicable Notice of Disagreement and (B) the date any disputed matters are finally resolved in writing by the Accountant in accordance with this Section 2.3.  During the fifteen (15) day period following the delivery of the Notice of Disagreement, the Buyer and the Seller shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement and any resolution of the Parties during such time will be final and binding.  If any items remain in dispute at the end of such fifteen (15) day period, the Parties shall, within fifteen (15) days, submit to the Accountant for arbitration, in accordance with this Section 2.3(c), only matters that remain in dispute and were properly included in the Notice of Disagreement in accordance with this Section 2.3(c), in the form of a written brief.  In the event that either Party fails to submit its brief regarding items in dispute within such time period, then the Accountant shall render a decision based solely on the evidence timely submitted by the other Party. The Accountant shall be a nationally recognized independent public accounting firm as shall be reasonably agreed upon by the Buyer and the Seller in writing.  The Buyer or the Seller shall use commercially reasonable efforts to cause the Accountant to render a written decision resolving the matters submitted to the Accountant within fourteen (14) days of the receipt of such submission.  The scope of the disputes to be resolved by the Accountant shall be limited to determining only those items in dispute.  The Accountant’s decision shall be based solely on written submissions by the Buyer and the Seller and their respective Representatives and not by independent review.  The Accountant shall not hold any hearings, hear any oral testimony or otherwise seek or require any other evidence.  The Accountant may not assign a value greater than the greatest value for such item claimed by any Party or smaller than the smallest value for such item claimed by a Party.  The resolution of disputed items by the Accountant shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover.  The Accountant shall also determine, as part of such dispute resolution, the respective liability of the Buyer and the Seller as to payment of the costs and expenses of such Accountant, based on the following formula:  the Buyer and the Seller shall each pay the percentage of the costs and expenses of the Accountant in settling the disputed matters set forth in the Notice of Disagreement equal to (i) the aggregate amount of such disputed matters (as determined by reference to the potential impact of such disputed matters on the Purchase Price) submitted to the Accountant that are unsuccessfully disputed by such Party (as finally determined by the Accountant) divided by (ii) the aggregate amount of all such disputed matters (as determined by reference to the potential impact of such disputed matters on the Purchase Price) submitted to the Accountant.  The Parties shall cooperate with each other and the Accountant regarding the resolution of any disagreement with respect to the Adjustment Statement, such cooperation to include reasonable access to books, records, facilities and personnel.  This provision shall constitute the exclusive remedy of the Parties with respect to determination of the Final Statement.  A “Final Statement” shall be, with respect to the Adjustment Statement: (i) such Adjustment Statement if no Notice of Disagreement is delivered to the Buyer during the Review Period or (ii) such Adjustment Statement as adjusted by (A) the written agreement of the Buyer and the Seller or (B) the Accountant in accordance with this Section 2.3.

(d)                                 If the Adjustment Amount as set forth on the Final Statement is greater than the Adjustment Amount Estimate applicable to such Final Statement, the Buyer shall, within ten (10) Business Days after such Final Statement becomes final and binding on the Parties, make payment of such difference to the Seller by wire transfer of immediately available funds as the Seller may direct together with interest of the amount of such difference at the Default Interest Rate accruing from the Closing Date to the date of payment.  If the Adjustment Amount as set forth on a Final Statement is less than the Adjustment Amount Estimate applicable to such Final Statement, then the Seller shall, within ten (10) Business Days after such Final Statement becomes final and binding on the Parties, make payment to the Buyer by wire transfer of immediately available funds of the amount of such difference, together with interest of the amount of such difference at the Default Interest Rate accruing from the Closing Date to the date of payment.

(e)                                  Following the Closing through the date the Adjustment Statement or Final Statement becomes final and binding on the Parties, the Buyer shall not take any action with respect to the accounting books and records of the Target, or the items reflected thereon, on which such Adjustment Statement is to be based, that is inconsistent with Seller’s past practices.  During the period of time from and after the Closing Date through the date the Adjustment Statement becomes final and binding on the Parties, the Buyer shall afford, and shall cause the Target to afford, the Seller and any of their accountants, counsel or financial advisors retained in connection with the determination of the applicable Adjustment Amount in accordance with this Section 2.3, upon reasonable notice and at reasonable times and in such manner as will not unreasonably interfere with the conduct of the business of the Target or any of the APT Entities or Minority-Interest Entities, direct access during normal business hours to all the books, contracts, personnel, Representatives (including the Target’s accountants) and records of the Target and such Representatives (including the work papers of the Target’s accountants) relevant to the preparation of the Adjustment Statement, and the determination of the Adjustment Amount in accordance with this Section 2.3 as Seller reasonably requests; provided that (i) the Seller and its advisors (including accountants) shall have executed all release letters reasonably requested by the Buyer’s accountants in connection therewith, (ii) the Buyer shall have the right to have a Representative present for any such access; and (iii) the Buyer shall not be required to provide access to any information that is (A) subject to attorney-client or other applicable privilege to the extent doing so would reasonably be expected to cause such privilege to be waived, or (B) prohibited by applicable Law. The Seller shall treat all information obtained from or on behalf of the Buyer as Confidential Information in accordance with the terms hereof.

2.4                               Closing.  The Closing will take place at the offices of Morgan, Lewis & Bockius LLP, One Federal Street, Boston, MA 02110, or at such other place as the Buyer and the Seller mutually agree, at 10:00 A.M. local time, on the Closing Date.

2.5                               Closing Deliveries by the Seller to the Buyer.  At the Closing, the Seller shall deliver, or cause to be delivered, to the Buyer the following:

(a)                                 such instruments of transfer evidencing ownership of the Membership Interests as are reasonably acceptable to the Buyer;

(b)                                 a certificate of the secretary of the Target, dated as of the Closing Date, certifying as to: (i) the Target’s Organizational Documents, (ii) the resolutions of the governing body of the Target authorizing the execution, delivery and performance of the Transaction Documents to which the Target is a party, and the consummation of the transactions contemplated thereby, and (iii) the incumbency and signature of the officers of the Target executing the Transaction Documents to which the Target is a party, on behalf of the Target, and true, correct and complete copies of all documents so certified;

(c)                                  a certificate of an authorized officer of the Seller, dated as of the Closing Date, certifying as to (i) the resolutions of the governing body of the Seller authorizing the execution, delivery and performance of this Agreement, the other Transaction Documents to which the Seller is a party, and the consummation of the transactions contemplated hereby and thereby, and (ii) the incumbency and signature of the officers of the Seller executing this

Agreement and the other Transaction Documents to which the Seller is a party, and true, correct and complete copies of all documents so certified;

(d)                                 a certificate of an authorized officer of the Seller, dated as of the Closing Date, certifying as to the matters set forth in Sections 7.1 and 7.2;

(e)                                  for each APT Entity, the resignation of each director or manager and each officer who will not continue to serve in such capacity after the Closing Date;

(f)                                   a properly executed certificate of the Seller that meets the requirements of Treasury Regulations Section 1.1445-2(b)(2), dated as of the Closing Date and in the form of Exhibit C;

(g)                                  a counterpart executed by the Seller Parent of the Seller Parent Guaranty;

(h)                                 a counterpart executed by the Seller of the Buyer Parent Guaranty; and

(i)                                     all other previously undelivered items required to be delivered by the Seller to the Buyer at or prior to the Closing pursuant to this Agreement or otherwise required or reasonably requested in connection herewith unless waived in writing by the Buyer.

2.6                               Closing Deliveries by the Buyer to the Seller.  At the Closing, the Buyer shall deliver, or cause to be delivered, to the Seller the following:

(a)                                 the Purchase Price, paid in accordance with Section 2.2(b);

(b)                                 a certificate of an authorized officer of the Buyer, dated as of the Closing Date, certifying as to (i) the resolutions of the governing body of the Buyer, authorizing the execution, delivery and performance of this Agreement, the other Transaction Documents to which the Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, and (ii) the incumbency and signature of the officers of the Buyer executing this Agreement and the other Transaction Documents to which the Buyer is a party, and true, correct and complete copies of all documents so certified;

(c)                                  a certificate of an authorized officer of the Buyer, dated as of the Closing Date, certifying as to the matters set forth in Sections 8.1 and 8.2;

(d)                                 a counterpart executed by the Buyer of the Seller Parent Guaranty;

(e)                                  a counterpart executed by the Buyer Parent of the Buyer Parent Guaranty; and

(f)                                   all other previously undelivered items required to be delivered by the Buyer to the Seller at or prior to the Closing pursuant to this Agreement or otherwise required or reasonably requested in connection herewith unless waived in writing by the Seller.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER

Except as set forth in the disclosure schedule delivered as of the date hereof by the Seller to the Buyer (as the same may be updated in accordance with Section 11.17(b), the “Seller Disclosure Schedule”), the Seller represents and warrants to the Buyer that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date.

3.1                               Organizational Existence.  The Seller is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all the requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its assets.

3.2                               Authority.  The Seller has all requisite power, authority and capacity to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Seller of this Agreement and each Transaction Document to which it is a party, and the performance by the Seller of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate action on behalf of the Seller.  This Agreement and each Transaction Document to which the Seller is a party have been duly and validly executed and delivered by the Seller and, assuming the due authorization, execution and delivery of this Agreement and each such Transaction Document by the other parties hereto and thereto, as applicable, constitute the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar Law relating to or affecting the rights of creditors generally, or by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

3.3                               No Conflicts.  The execution and delivery by the Seller of this Agreement and each Transaction Document to which it is a party does not, and the performance by the Seller of its obligations under this Agreement and each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby will not (with or without notice or lapse of time or both):

(a)                                 conflict with or result in a violation or breach of, or result in a default (or give rise to any right of termination, cancellation, acceleration, amendment, suspension or revocation) under, any of the terms, conditions or provisions of its Organizational Documents;

(b)                                 except as set forth in Section 3.3(b) of the Seller Disclosure Schedule, violate, conflict with or result in breach of, or result in a default (or give rise to any right of termination, cancellation, acceleration, amendment, suspension or revocation) under any of the terms, conditions or provisions of any Contract, note, bond, mortgage, indenture, security agreement, license, Permit or other agreement or instrument or obligation of any kind, provided that the consents identified in Section 3.4 of the Seller Disclosure Schedule are received at or prior to the Closing, to which the Seller is a party or by which the Seller or the Membership Interests may be bound, or result in the creation of a Lien on the Membership Interests (other than Liens arising under applicable securities Laws), except to the extent that any such violation, conflict, breach, default or other matter would not reasonably be expected to result in a Material Adverse Effect; or

(c)                                  except as set forth in Section 3.3(c) of the Seller Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law or writ, judgment, order or decree applicable to the Seller, which conflict, violation or breach would reasonably be expected to prevent, impair or materially delay the consummation of the transactions contemplated by this Agreement and each Transaction Document to which the Seller is a party, or the Seller’s ability to promptly perform its obligations hereunder or thereunder.

3.4                               Consents and Approvals.  Except as set forth in Section 3.4 of the Seller Disclosure Schedule, there is no requirement (including under any Law or Governmental Order) applicable to the Seller that requires the Seller to obtain any authorization, license, order, consent or approval of, or to make any registration or filing with or notice to, any Governmental Authority or any other Person in connection with the execution and delivery by the Seller of this Agreement or any Transaction Document to which it is a party, the performance by the Seller of its obligations hereunder or thereunder or the consummation by the Seller of the transactions contemplated hereby or thereby.

3.5                               Legal Proceedings.  Except as set forth in Section 3.5 of the Seller Disclosure Schedule, there are no actions, suits, proceedings or Claims or Environmental Claims pending or, to the Knowledge of the Seller, threatened in writing at Law or in equity by any Person or before any Governmental Authority (a) against the Seller, or any of the Seller’s assets or properties, that would, individually or in the aggregate, reasonably be expected to prevent, impair or materially delay the consummation of the transactions contemplated by this Agreement and each Transaction Document to which the Seller is a party, or the Seller’s ability to promptly perform its obligations hereunder or thereunder, or (b) that seek a Governmental Order restraining, enjoining or otherwise prohibiting or making illegal, the consummation of any of the transactions contemplated by this Agreement and each Transaction Document to which it is a party.

3.6                               Powers of Attorney.  Seller has no outstanding powers of attorney for banking or other purposes related to the APT Projects or any of the APT Entities.

3.7                               Compliance with Laws.  The Seller is not in violation of or in default under any Law applicable to the Seller the effect of which would reasonably be expected to result in a Material Adverse Effect.

3.8                               Conflicts of Interest.  Except as set forth on Section 3.8 of the Seller Disclosure Schedule, the Seller and its Affiliates (other than the APT Entities) do not have, either directly or indirectly, (a) an equity or debt interest in any person that furnishes or sells services or products to any of the APT Entities, or purchases from any of the APT Entities any goods or services, or otherwise does business with any of the APT Entities; or (b) a material beneficial interest in or will derive any material financial gain from any Contract to which any of the APT Entities is a party or under which any of the APT Entities is obligated or bound or to which any of its assets is subject.

3.9                               Ownership of the Membership Interests.  The Seller owns, directly or indirectly, beneficially and of record the Membership Interests.  At Closing, the Seller shall transfer good and valid title to such Membership Interests, free and clear of all Liens (other than Liens arising under applicable securities Laws), and upon such delivery, the Buyer will be the sole and lawful owner, beneficially and of record, of such Membership Interests. Except as set forth in the Organizational Documents of the APT Entities and the Minority-Interest Entities, there are no voting agreements, voting trusts, shareholder agreements, proxies or other similar agreements or understandings with respect to such Membership Interests or which restrict or grant any right, preference or privilege with respect to the transfer of such Membership Interests. Except as set forth in the Target’s Organizational Documents, there are no outstanding contractual obligations of the Seller to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, the Target.

3.10                        Brokers.  Except as set forth in Section 3.10 of the Seller Disclosure Schedule, the Seller (a) has neither entered into a Contract with, nor (b) has any liability or obligation to pay fees or commissions or similar payments to, any broker, finder, agent or other similar Person with respect to the transactions contemplated by this Agreement.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES REGARDING THE APT ENTITIES
AND MINORITY-INTEREST ENTITIES

Except as set forth in the Seller Disclosure Schedule, the Seller represents and warrants to the Buyer that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date; provided that, with respect to any such representation or warranty made as of the date hereof, such representation or warranty assumes that the Internal Reorganization has occurred in accordance with Section 6.14 immediately prior to the date hereof.

4.1                               Organization, Standing and Power.  The Target shall be duly organized and validly existing under the Laws of the State of Delaware.  Each APT Entity and Minority-Interest Entity is duly organized and validly existing under the Laws of the jurisdiction of its organization, and has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its assets.  Each APT Entity and Minority-Interest Entity is in good standing under the laws of the state of its incorporation or organization, as listed on Section 4.1 of the Seller Disclosure Schedule.  Each APT Entity and Minority-Interest Entity is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of its assets make such qualification or licensing necessary, except in those jurisdictions where the failure to be so duly qualified or licensed would not reasonably be expected to result in a Material Adverse Effect.

4.2                               Authority.  The Target shall have all requisite corporate power and authority to execute and deliver each Transaction Document to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby.  The execution and delivery by the Target of each Transaction Document to which it is a party, and the performance by the Target of its obligations thereunder, have been duly and validly authorized by all necessary limited liability company action on behalf of the Target.  Each Transaction Document to which the Target is a party has been duly and validly executed and delivered by the Target and, assuming the due authorization, execution and delivery of each such Transaction Document by the other parties thereto, as applicable, constitutes the legal, valid and binding obligation of the Target enforceable against the Target in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar Law relating to or affecting the rights of creditors generally, or by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

4.3                               No Conflicts.  The execution and delivery by the Seller and the Target of each Transaction Document to which any of them is a party do not, and the performance by the Seller and the Target of their obligations under each Transaction Document to which any of them is a party and the consummation of the transactions contemplated thereby will not (with or without notice or lapse of time or both):

(a)                                 conflict with or result in a violation or breach of, or result in a default (or give rise to any right of termination, cancellation, acceleration, amendment, suspension or revocation) under, any of the terms, conditions or provisions of the Organizational Documents of the Target;

(b)                                 except as set forth in Section 4.3(b) of the Seller Disclosure Schedule, violate, conflict with or result in breach of, or result in a default (or give rise to any right of termination, cancellation, acceleration, amendment, suspension or revocation) or result in the creation or imposition of any Lien on any of the Membership Interests under any of the terms, conditions or provisions of any Contract, note, bond, mortgage, indenture, security agreement, license, Permit or other agreement or instrument or obligation of any kind, provided that the consents identified in Section 4.4 of the Seller Disclosure Schedule are received at or prior to the Closing, to which any APT Entity or, to the Seller’s Knowledge, Minority-Interest Entity is a party or by which any of the respective assets or properties of any APT Entity or, to the Seller’s Knowledge, Minority-Interest Entity may be bound, except to the extent that any such violation, conflict, breach, default or other matter would not reasonably be expected to result in a Material Adverse Effect; or

(c)                                  except as set forth in Section 4.3(c) of the Seller Disclosure Schedule, conflict in any material respect with or result in a material violation or material breach of any term or provision of any Law or writ, judgment, order or decree applicable to the APT Entities or, to the Seller’s Knowledge, Minority-Interest Entities.

4.4                               Consents and Approvals.  Except as set forth in Section 4.4 of the Seller Disclosure Schedule, there is no requirement (including under any Law or Governmental Order) applicable to the APT Entities or, to the Seller’s Knowledge, the Minority-Interest Entities, that requires the APT Entities or the Minority-Interest Entities to obtain any authorization, license, order, consent or approval of, or to make any registration or filing with or notice to, any Governmental Authority or any other Person in connection with the execution and delivery by the Seller and the Target of each Transaction Document to which any of them is a party, the performance by the Seller and the Target of their obligations thereunder, as applicable, the consummation by the Seller and the Target of the transactions contemplated thereby, or the conduct by the APT Entities of their business following the Closing substantially in the manner in which it is conducted on the date hereof.

4.5                               Legal Proceedings.  Except as set forth in Section 4.5 of the Seller Disclosure Schedule, there are no actions, suits, condemnation actions, proceedings, Claims or Environmental Claims pending or, to the Knowledge of the Seller, threatened in writing at law or in equity by any Person or before any Governmental Authority (a) against any APT Entity or, to the Knowledge of the Seller, any Minority-Interest Entity, or any of the respective assets, operations or properties of any APT Entity or, to the Knowledge of the Seller, any Minority-Interest Entity,  or (b) that seek a Governmental Order restraining, enjoining or otherwise prohibiting or making illegal the operation of the APT Entities or any APT Project in the normal course of business consistent with past practice or the consummation of any of the transactions contemplated by each Transaction Document to which the Seller or the Target is a party. Except as set forth in Section 4.5 of the Seller Disclosure Schedule, there are no outstanding Governmental Orders to which any APT Entity or, to the Knowledge of the Seller, any Minority-Interest Entity is a party, or by which the assets or properties of any APT Entity or, to the Knowledge of the Seller, any Minority-Interest Entity is bound.

4.6                               Compliance with Laws.  Each APT Entity and, to the Knowledge of the Seller, Minority-Interest Entity is in compliance (a) in all material respects with the terms, conditions or provisions of its Organizational Documents, and (b) with all Laws, Permits and Governmental Orders applicable to it or its assets, properties or business (other than employment and labor Laws, which are addressed in Section 4.23, and Environmental Laws, which are addressed in Section 4.17), except, in the case of clause (b), to the extent that non-compliance therewith would not reasonably be expected to result in a Material Adverse Effect.

4.7                               Employee Benefit Plans.  No APT Entity or, to the Seller’s Knowledge, Minority-Interest Entity sponsors, maintains, participates in, contributes to, or has any liability with respect to, any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), or any other plan, program, policy or arrangement providing retirement, deferred compensation, incentive compensation, equity-based compensation, health and other welfare, fringe, severance or other similar benefits, whether formal or informal, written or oral, which is maintained or contributed to for the benefit of any director, officer, consultant or employee (whether active or terminated) or any individual who provides services to any APT Entity or Minority-Interest Entity, including without limitation any Asset Management Employee (collectively, the “Company Plans”).  Without limiting the generality of the foregoing, none of the APT Entities, or to the Seller’s Knowledge, any Minority-Interest Entity is reasonably expected to incur any liability in respect to “defined benefit pension plan” subject to Title IV of ERISA or Section 412 of the Code or “multiemployer plan” as defined in Section 3(37) of ERISA.  None of the APT Entities or any Minority-Interest Entity has assumed any liability for any employee benefit plan, program, arrangement or agreement of Seller or any ERISA Affiliate.

4.8                               Capitalization; Subsidiaries; Minority-Interest Entities.

(a)                                 The Membership Interests represent all of the issued and outstanding membership interests of the Target and all of the issued and outstanding membership interests identified in Section 4.8(b) of the Seller Disclosure Schedule with respect to the APT Entities and Minority-Interest Entities.  All of the Membership Interests are duly authorized, validly issued and outstanding and are fully paid and nonassessable, to the extent such terms are applicable, free of any Liens (other than Liens arising under applicable securities Laws), and have not been issued in violation of any preemptive or similar rights of any Person.  Except as set forth in Section 4.8(a) of the Seller Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, commitments, conversion rights, convertible securities, rights of exchange, preemptive rights, preferential rights or other rights (contractual or otherwise) or agreements of any kind for the purchase, issuance, sale or acquisition of any of the equity interests of the Target. Except as set forth in the Organizational Documents of the APT Entities and the Minority-Interest Entities, there are no voting agreements, voting trusts, shareholder agreements, proxies or other similar agreements or understandings with respect to the Membership Interests or which restrict or grant any right, preference or privilege with respect to the transfer of the Membership Interests. There are no outstanding contractual obligations of the Target to repurchase, redeem or otherwise acquire any Membership Interests or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.  As of December 31, 2013, the capital account balance of Canadian Hills Holding Company, LLC in Canadian Hills was $126,169,798.00.

(b)                                 The Target owns directly or indirectly and of record the ownership interests in the APT Entities and the Minority-Interest Entities set forth in Section 4.8(b) of the Seller Disclosure Schedule.  Section 4.8(b) of the Seller Disclosure Schedule sets forth the Subsidiaries and the Minority-Interest Entities in existence as of the date hereof.  Section 4.8(b) of the Seller Disclosure Schedule is a diagram showing the Target’s ownership interest in each Subsidiary and Minority-Interest Entity.  All issued and outstanding equity interests of the Subsidiaries and Minority-Interest Entities are validly issued, fully paid, nonassessable, to the extent such terms are applicable, free of any Liens (other than Liens arising under applicable securities Laws or Liens in connection with the APT Project Financing Documents, as applicable), and have not been issued in violation of any preemptive or similar rights of any Person.  There are no outstanding subscriptions, options, warrants, calls, commitments, conversion rights, convertible securities, rights of exchange, preemptive rights, preferential rights or other rights (contractual or otherwise) or agreements of any kind for the purchase, issuance, sale or acquisition of any of the equity interests of any of the Subsidiaries or, to the Seller’s Knowledge, Minority-Interest Entities. Except as set forth in Section 4.8(b) of the Seller Disclosure Schedule, none of the Target, any Subsidiary or, to the Seller’s Knowledge, Minority-Interest Entity owns, directly or indirectly, any capital stock of, or equity ownership or voting interest in, any Person. Except as set forth in Section 4.8(b) of the Seller Disclosure Schedule, there are no outstanding contractual obligations of the Subsidiaries or, to the Seller’s Knowledge, Minority-Interest Entities to repurchase, redeem or otherwise acquire any of the ownership interests of each such entity or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(c)                                  Section 4.8(c) of the Seller Disclosure Schedule is a true and correct representation of the organization of the Target and its subsidiaries, including membership interests held in each of the APT Entities and Minority-Interest Entities as well as their characterization for tax purposes.

(d)                                 All capital contributions required to be made by entities directly or indirectly owned by Seller to Rockland Ridgeline Holdings, LLC, Rockland Wind Holdings, LLC, Goshen Phase II Holdings, LLC, Goshen Phase II, LLC, Canadian Hills Holdings Company LLC, Canadian Hills Wind, LLC, RP Wind ID, LLC, Idaho Wind Partners 1 LLC and Wolverine Creek Goshen Interconnection, LLC have been made.

(e)                                  As of the date hereof, (i) the Seller owns all of the issued and outstanding membership interests of Atlantic Ridgeline Holdings, LLC, a Delaware limited liability company (“Atlantic Ridgeline”), (ii) Atlantic Ridgeline owns all of the ownership interests of Ridgeline Energy Holdings, Inc., a Delaware corporation (“REH”), (iii) REH owns all of the issued and outstanding membership interests of Ridgeline Energy LLC, a Delaware limited liability company (“Ridgeline Energy”), and (iv) Ridgeline Energy owns all of the issued and outstanding membership interests of Ridgeline Alternative Energy, LLC, a Delaware limited liability company.

4.9                               Absence of Regulation.  None of the APT Entities or, to the Seller’s Knowledge, Minority-Interest Entities is an “investment company,” a company “controlled” by an “investment company” or an “investment advisor” within the meaning of the Investment Company Act of 1940.

4.10                        Financial Statements.  The Target has previously provided to the Buyer or made available in the Data Room true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(a)                                 the unaudited balance sheet and income statement of each APT Project Company as of February 28, 2015 for the two (2) month period ending on such date (collectively, the “Interim Financial Statements”);

(b)                                 the audited balance sheets of Canadian Hills as of December 31, 2014 and 2013, and the related audited statements of operations, statements of changes in members’ equity and statements of cash flow of Canadian Hills for the fiscal year ended December 31, 2014 and 2013;

(c)                                  the audited balance sheets of Meadow Creek as of December 31, 2014 and 2013, and the related audited statements of operations, statements of changes in comprehensive income (loss), statements of changes in members’ equity and statements of cash flow of Meadow Creek for the fiscal year ended December 31, 2014 and 2013;

(d)                                 the audited balance sheets of Goshen II as of December 31, 2014 and 2013, and the related audited statements of comprehensive income, statements of changes in members’ deficit and statements of cash flow of Goshen II for the fiscal year ended December 31, 2014 and 2013;

(e)                                  the audited balance sheets of Rockland as of December 31, 2014 and 2013, and the related audited statements of operations, statements of comprehensive income (loss), statements of changes in members’ equity and statements of cash flows of Rockland for the fiscal year ended December 31, 2014 and 2013;

(f)            the consolidated audited balance sheets of Idaho Wind as of December 31, 2014 and 2013, and the related audited consolidated statements of operations and comprehensive loss, consolidated statements of changes in members’ equity and consolidated statements of cash flows of Idaho Wind for the fiscal year ended December 31, 2014 and 2013;

(g)           Except as set forth in Section 4.10 of the Seller Disclosure Schedule, the Financial Statements (i) have been prepared in all material respects in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except, in the case of the Interim Financial Statements, for the absence of footnotes and subject to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material), (ii) fairly present, in all material respects, the financial position, results of operations, members’ equity/deficit and cash flows of Canadian Hills, Meadow Creek, Goshen II, Rockland and Idaho Wind,  as applicable, as of the dates and for the periods indicated (subject, in the case of the Interim Financial Statements, to the absence of footnotes and to normal recurring year-end adjustments), and (iii) are based on the Books and Records of such entities.

4.11        Absence of Certain Changes.

(a)           Except as set forth in Section 4.11 of the Seller Disclosure Schedule, and except for the transactions specifically required or permitted by this Agreement or as otherwise agreed between the Buyer and the Seller, since the date of the Interim Financial Statements, (i) the APT Entities and, to the Seller’s Knowledge, Minority-Interest Entities have not (x) taken any of the actions described in Section 6.3(b) that would have required the Buyer’s consent had such actions been taken after the date hereof, or (y) suffered any material damage, destruction or loss, whether or not covered by insurance, and (ii) the APT Entities and, to the Seller’s Knowledge, Minority-Interest Entities have conducted their respective businesses in the Ordinary Course of Business.

(b)           Since December 31, 2014, there has not been any change, event, circumstance, development, effect or condition that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.12        Absence of Undisclosed Liabilities.  Except as set forth in Section 4.12 of the Seller Disclosure Schedule, none of the APT Entities or, to the Seller’s Knowledge, Minority-Interest Entities has any Liabilities that, in each case, would be required under GAAP to be reflected or reserved against in a balance sheet of such entity, except for (a) Liabilities set forth, reflected in, reserved against or disclosed in the Interim Financial Statements, (b) Liabilities incurred in the Ordinary Course of Business since the date of the Latest Audited Balance Sheet which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and (c) Liabilities which do not exceed $150,000 individually or $625,000 in the aggregate.

4.13        Taxes.

(a)           The Target has at all times since its formation been treated and properly classified as an entity disregarded as separate from the Seller for federal income Tax purposes and has been a wholly-owned subsidiary of Seller.

(b)           Each Subsidiary listed in Section 4.13(b) of the Seller Disclosure Schedule (i) is classified as a partnership for federal income Tax purposes, and has at all times since its formation been treated and properly classified either as an entity disregarded as separate from its owner for federal income Tax purposes or as a partnership for federal income Tax purposes that is not a “publicly traded partnership” within the meaning of Section 7704 of the Code, and (ii) except as disclosed on Section 4.13(b) of the Seller Disclosure Schedule, has made an election under Section 754 of the Code applicable to the tax year that includes the Closing Date.

(c)           To the Seller’s Knowledge, (i) each Minority-Interest Entity listed in Section 4.13(c) of the Seller Disclosure Schedule is classified as a partnership for federal income Tax purposes, and has at all times since its formation been treated and properly classified either as an entity disregarded as separate from its owner for federal income Tax purposes or as a partnership for federal income Tax purposes that is not a “publicly traded partnership” within the meaning of Section 7704 of the Code, and (ii) except as disclosed on Section 4.13(c) of the Seller Disclosure Schedule, each Minority-Interest Entity listed on Schedule 4.13(c) has made an election under Section 754 of the Code applicable to the tax year that includes the Closing Date.

(d)           None of the Seller, APT Entities or Minority-Interest Entities has been a “disqualified person” within the meaning of the Section 1603 Grant guidance issued by the U.S. Department of Treasury during the period Seller has owned the Membership Interests on account of Seller’s ownership of such interests.

(e)           Each Subsidiary listed in Section 4.13(e)(i) of the Seller Disclosure Schedule has at all times since its formation been treated and properly classified as an entity disregarded as separate from its owner for federal income Tax purposes.  To Seller’s Knowledge, each Minority-Interest Entity listed in Section 4.13(e)(ii) of the Seller Disclosure Schedule has at all times since its formation been treated and properly classified as an entity disregarded as separate from its owner for federal income Tax purposes.

(f)            Except as set forth in Section 4.13(f) of the Seller Disclosure Schedule, the APT Entities have timely filed (taking into account all valid extensions) all material Tax Returns required to be filed by them with respect to all Taxes, and all such Tax Returns are true, correct and complete in all material respects.  Except as set forth in Section 4.13(f) of the Seller Disclosure Schedule, to the Seller’s Knowledge, the Minority-Interest Entities have timely filed (taking into account all valid extensions) all material Tax Returns required to be filed by them with respect to all Taxes, and all such Tax Returns are true, correct and complete in all material respects.

(g)           All Taxes required to have been paid by the APT Entities, whether or not shown as due and payable on Tax Returns, have been timely paid.  To the Seller’s Knowledge, all Taxes required to have been paid by the Minority-Interest Entities, whether or not shown as due and payable on Tax Returns, have been timely paid.  The APT Entities and, to the Seller’s Knowledge, the Minority-Interest Entities, are not and will not be liable for any additional Taxes in respect of any Tax period or any portion thereof ending or event occurring on or before the date of the Interim Financial Statements in an amount that exceeds the corresponding reserve therefor, if any, as reflected in such Interim Financial Statements, and any Taxes incurred by the APT Entities and, to the Seller’s Knowledge, the Minority-Interest Entities, since the date of the Interim Financial Statements have been or will be incurred in the Ordinary Course of Business of the APT Entities and the Minority-Interest Entities.

(h)           The APT Entities have timely withheld and timely paid all Taxes that are required to have been withheld and paid by them in connection with amounts paid or owing to any employee, independent contractor, creditor, supplier, member, shareholder or other Person.  To the Seller’s Knowledge, the Minority-Interest Entities have timely withheld and timely paid all Taxes that are required to have been withheld and paid by them in connection with amounts paid or owing to any employee, independent contractor, creditor, supplier, member, shareholder or other Person.

(i)            There are no Liens for Taxes upon the assets or properties of the APT Entities other than Liens for Taxes not yet due and payable and those that are being contested in good faith by appropriate proceedings.  To the Seller’s Knowledge, there are no Liens for Taxes upon the assets or properties of the Minority-Interest Entities other than Liens for Taxes not yet due and payable and those that are being contested in good faith by appropriate proceedings.

(j)            There are no outstanding agreements or waivers extending the statutory period of limitations applicable to the assessment, collection, or payment of any Tax for any currently open Taxable period with respect to the APT Entities.  To the Seller’s Knowledge, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to the assessment, collection, or payment of any Tax for any currently open Taxable period with respect to the Minority-Interest Entities.

(k)           There is no action, suit, Taxing authority proceeding, or audit with respect to any Tax now in progress, pending or, to the Knowledge of the Seller, threatened in writing against or with respect to any APT Entity.  To the Seller’s Knowledge, there is no action, suit, Taxing authority proceeding, or audit with respect to any Tax now in progress, pending or threatened in writing against or with respect to any Minority-Interest Entity

(l)            No deficiency or adjustment in respect of Taxes has been proposed, asserted or assessed by any Taxing authority against any APT Entity.  To the Seller’s Knowledge, no deficiency or adjustment in respect of Taxes has been proposed, asserted or assessed by any Taxing authority against any Minority-Interest Entity.

(m)          No power of attorney currently in force has been granted with respect to any Taxes of any APT Entity or, to the Seller’s Knowledge, any Minority-Interest Entity.

(n)           Seller has delivered or made available to Buyer true, correct and complete copies of all income Tax Returns for the APT Entities and Minority-Interest Entities for the shorter of (i) each of the three (3) Taxable years ending immediately prior to the date hereof and (ii) the duration that the applicable APT Entity or Minority-Interest Entity has been in existence.

(o)           No APT Entity has received any written notice from any Taxing authority in any jurisdiction in which the APT Entity does not file a Tax Return that the APT Entity may be subject to taxation by that jurisdiction.  To the Seller’s Knowledge, no Minority-Interest Entity has received any written notice from any Taxing authority in any jurisdiction in which the Minority-Interest Entity does not file a Tax Return that the Minority-Interest Entity may be subject to taxation by that jurisdiction.

(p)           No APT Entity has a permanent establishment, as defined in the relevant Tax treaty, in any country with which the United States of America has a relevant Tax treaty, nor does any APT Entity otherwise operate or conduct business through any branch in any country other than the United States.  To the Seller’s Knowledge, no Minority-Interest Entity has a permanent establishment, as defined in the relevant Tax treaty, in any country with which the United States of America has a relevant Tax treaty, nor to the Seller’s Knowledge does any Minority-Interest Entity otherwise operate or conduct business through any branch in any country other than the United States.

(q)           The APT Entities will not be required, as a result of any APT Entity’s change in method of accounting for any period ending on or before or including the Closing Date, to include any adjustment under Section 481 of the Code (or any similar or corresponding provision or requirement under any other Tax Law) in Taxable income for any period (or portion thereof) ending after the Closing Date.  To the Seller’s Knowledge, the Minority-Interest Entities will not be required, as a result of any Minority-Interest Entity’s change in method of accounting for any period ending on or before or including the Closing Date, to include any adjustment under Section 481 of the Code (or any similar or corresponding provision or requirement under any other Tax Law) in Taxable income for any period (or portion thereof) ending after the Closing Date.

(r)            No APT Entity will be required to include any item of income in (or exclude any item of deduction from) Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) prepaid amount received by an APT Entity on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any similar or corresponding provision of any other Tax Law) entered into by an APT Entity, or (iii) installment sale or open transaction.  To the Seller’s Knowledge, no Minority-Interest Entity will be required to include any item of income in (or exclude any item of deduction from) Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any “closing agreement” described in Section 7121 of the Code (or any similar or corresponding provision of any other Tax Law) entered into by the Minority-Interest Entity.

(s)            No APT Entity has ever been a member of any affiliated group of corporations (as defined in Section 1504(a) of the Code) or filed or been included in a combined, consolidated or unitary Tax Return.  No APT Entity is presently liable, nor does any APT Entity have any potential liability, for the Taxes of another Person (i) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign Law), or (ii) as transferee or successor.  To the Seller’s Knowledge, no Minority-Interest Entity has ever been a member of any affiliated group of corporations (as defined in Section 1504(a) of the Code) or filed or been included in a combined, consolidated or unitary Tax Return.  To the Seller’s Knowledge, no Minority-Interest Entity is presently liable, nor to the Seller’s Knowledge does any Minority-

Interest Entity have any potential liability, for the Taxes of another Person (i) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign Law), or (ii) as transferee or successor.

(t)            The APT Entities have not received, withdrawn or requested, nor does any APT Entity have  pending, any written ruling, determination letter or pre-filing agreement of a Taxing authority relating to Taxes.  To the Seller’s Knowledge, the Minority-Interest Entities have not received, withdrawn or requested, nor to the Seller’s Knowledge does any Minority-Interest Entity have pending, any written ruling, determination letter or pre-filing agreement of a Taxing authority relating to Taxes.

(u)           No APT Entity or, to the Seller’s Knowledge, Minority-Interest Entity is a party to a tax-sharing or tax indemnity agreement that could make the APT Entity or Minority-Interest Entity liable for Taxes of another Person, other than any customary Tax indemnity obligations contained in credit agreements, leases, employment agreements, or other commercial contracts with respect to which the primary purpose of such agreements does not relate to Taxes.  No claims have been made against the APT Entities under any such tax indemnities, and no APT Entity has been put on notice that such a claim is forthcoming.  To the Seller’s Knowledge, no claims have been made against the Minority-Interest Entities under any such tax indemnities and no Minority-Interest Entity has been put on notice that such a claim is forthcoming.

(v)           Canadian Hills will have a tax loss for federal income tax purposes for its tax year ending December 31, 2014 of at least $72,174,712.

4.14        Business of APT Entities.

(a)           The Target owns no personal property other than direct or indirect ownership interests in the APT Entities.

(b)           Except as set forth in Section 4.14(b) of the Seller Disclosure Schedule: (i) the sole business of each APT Entity, since its formation or organization, has been the development, planning, permitting, construction, financing, direct or indirect ownership (as applicable), operation and/or maintenance of the applicable APT Project and Shared Facilities related thereto and activities incidental thereto, and (ii) with respect to the Minority-Interest Entities, to the Seller’s Knowledge, the sole business of each Minority-Interest Entity, since its formation or organization, has been the development, planning, permitting, construction, financing, direct or indirect ownership (as applicable), operation and/or maintenance of the applicable Minority-Interest Project and Shared Facilities related thereto and activities incidental thereto.

(c)           The APT Entities have good and valid title to, or valid leasehold interests in, all of the material tangible assets (other than Owned Real Property, Real Property Leases, Easements and Real Property Preemptive Rights Agreements, which are addressed in Section 4.15) that they purport to own or lease (the “Project Assets”) free and clear of all Liens other than Permitted Liens.  Except as set forth in Section 4.14(c)(i) of the Seller Disclosure Schedule, as of the date hereof, no person other than an APT Entity owns or has any interest in, or option or other right to purchase (contingent or otherwise), any of the Project Assets.  Except as set forth in Section 4.14(c)(ii) of the Seller Disclosure Schedule, all Project Assets are maintained in accordance with Prudent Industry Practice and are in good operating condition, subject to normal wear and tear.  The Project Assets, together with the Owned Real Property, Real Property Leases, Easements, Real Property Preemptive Rights Agreements, Material Contracts, Permits and the other intangible assets of the APT Entities are sufficient for the operation of the APT Projects (other than the Minority-Interest Projects) immediately following the Closing in the manner such APT Projects have been operated by the Seller immediately prior to the Closing.

(d)           Except as set forth in Section 4.14(d) of the Seller Disclosure Schedule, all Project Assets are free from any material defects (including latent defects and adverse physical conditions), subject to normal wear and tear, and are suitable for the uses for which they are being used and for which they have been and will be used as of the Closing.

4.15        Property.

(a)           Section 4.15(a) of the Seller Disclosure Schedule sets forth a list of the address or other means of identifying the location of all real property owned, in whole or in part, by each APT Entity or, to the Seller’s Knowledge, Minority-Interest Entity that is necessary for the operation of such entity’s business as currently conducted (together with all buildings, structures, facilities or improvements located thereon, the “Owned Real Property”).  Except to the extent set forth in Section 4.15(a) of the Seller Disclosure Schedule, the applicable APT Entity or, to the Seller’s Knowledge, Minority-Interest Entity has good, valid and insurable fee simple title to each item of Owned Real Property, free and clear of all Liens, except Permitted Liens.

(b)           Section 4.15(b) of the Seller Disclosure Schedule sets forth a list of all leases of real property under which any APT Entity or, to the Seller’s Knowledge, Minority-Interest Entity, is a lessee concerning real estate which is necessary for the operation of such entity’s business as currently conducted, or under which any rents, royalties, fees or other amounts are payable by any APT Entity or, to the Seller’s Knowledge, any Minority Interest Entity, and all amendments thereto and assignments thereof (the “Real Property Leases”), and all easements pursuant to which any APT Entity or, to the Seller’s Knowledge, Minority-Interest Entity is a party concerning real estate which is necessary for the operation of such entity’s business as currently conducted, or under which any rents, royalties, fees or other amounts are payable by any APT Entity or, to the Seller’s Knowledge, any Minority Interest Entity, and all amendments thereto and assignments thereof (the “Easements”).  The real property subject to the Real Property Leases is hereinafter referred to as the “Leased Real Property.”  The real property subject to the Easements is hereinafter referred to as the “Easement Property.”  (The Owned Property, the Leased Real Property, and the Easement Property is referred to collectively as the “Real Property”.)  The applicable APT Entity or, to the Seller’s Knowledge, Minority-Interest Entity is in possession of the Leased Real Property.  True and correct copies of the Real Property Leases and Easements have been made available to the Buyer prior to the date hereof.  No APT Entity or, to the Seller’s Knowledge, Minority-Interest Entity is in default in any material respect under any Real Property Lease or Easement and, to the Seller’s Knowledge, no lessor is in default in any material respect under any Real Property Lease and no counterparty to an Easement is in default in any material respect under any Easement, except for such defaults as to which requisite waivers or consents have been obtained (copies of which have been made available to Buyer).  Each Real Property Lease is a good and valid lease, enforceable according to its terms against the applicable APT Entity or, to the Seller’s Knowledge, Minority-Interest Entity and the landlord thereunder, except to the extent that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally, and (ii) equitable principles, which may limit the availability of certain equitable remedies in certain instances.  Except to the extent set forth in Section 4.15(b) of the Seller Disclosure Schedule, the applicable APT Entity or, to the Seller’s Knowledge, Minority-Interest Entity has good, valid and insurable easement rights in and to the Easement Property, free and clear of all Liens, except Permitted Liens.  Except as set forth in Section 4.15(b) of the Seller Disclosure Schedule and except for Permitted Liens, no APT Entity or, to the Seller’s Knowledge, Minority-Interest Entity is a party to any other agreements, whether formal or informal, verbal, written or otherwise, concerning the Leased Real Property or the Easement Property, including any agreement that would allow access to any third party for hunting, mining, hiking, agriculture or any other activity.

(c)           Section 4.15(c) of the Seller Disclosure Schedule sets forth a list of all material options, rights of first offer or refusal or other preemptive rights to purchase or lease any real property in favor of and held by any APT Entity or, to the Seller’s Knowledge, Minority-Interest Entity, and all amendments thereto and assignments thereof (the “Real Property Preemptive Rights Agreements”).  True and correct copies of the Real Property Preemptive Rights Agreements have been made available to the Buyer prior to the date hereof.  The real property subject to the Real Property Preemptive Rights Agreements is hereinafter referred to as the “Other Real Property.”  No APT Entity or, to the Seller’s Knowledge, Minority-Interest Entity, is in default in any material respect under any Real Property Preemptive Rights Agreement and, to the Seller’s Knowledge, no counterparty is in default in any material respect under any Real Property Preemptive Rights Agreements.  Each Real Property Preemptive Rights Agreement is a good and valid agreement, enforceable according to its terms against the applicable APT Entity or, to the Seller’s Knowledge, Minority-Interest Entity, and, to the Seller’s Knowledge, against the counterparty thereunder, except to the extent that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally, and (ii) equitable principles, which may limit the availability of certain equitable remedies in certain instances.

(d)           Section 4.15(d) of the Seller Disclosure Schedule sets forth a list of all title insurance policies held and in effect for the benefit of any APT Entity or, to the Seller’s Knowledge, Minority-Interest Entity with respect to the Real Property (the “Owner Title Policies”).  True and correct copies of the Owner Title Policies, including all endorsements thereto, have been made available to the Buyer prior to the date hereof.

(e)           No APT Entity, nor, to Seller’s Knowledge, any Minority-Interest Entity has received any written notification that any Real Property is in violation in any material respect of any applicable Laws.

(f)            Except as set forth in Section 4.15(f) of the Seller Disclosure Schedule, the Real Property Leases, Easements, and Real Property Preemptive Rights Agreements, there are no rents, royalties, fees or other amounts incurred, payable or receivable by any APT Entity or, to the Seller’s Knowledge, any Minority Interest Entity, in connection with any Real Property.

4.16        Intellectual Property.  Except for the Intellectual Property set forth in Section 4.16 of the Seller Disclosure Schedule (the “Owned Intellectual Property”), none of the APT Entities or, to the Seller’s Knowledge, Minority-Interest Entities owns any material Intellectual Property.  Other than as set forth in Section 4.16 of the Seller Disclosure Schedule, (a) to the Seller’s Knowledge, (i) no Person other than the APT Entities or Minority-Interest Entities owns or has any other right in or to, or has claimed any ownership or other right in or to, any Owned Intellectual Property which is material to such entity’s business as currently conducted, and (ii) no Person is infringing upon any Owned Intellectual Property material to such entity’s business as currently conducted, and (b) there is no claim, suit, action or proceeding pending or, to the Seller’s Knowledge, threatened in writing against any APT Entity or, to the Seller’s Knowledge, Minority-Interest Entity asserting that its use of any Intellectual Property infringes upon the rights of any third parties and, to the Seller’s Knowledge, there are no grounds for any such claim to be made, and (c) each of the APT Entities has the right to use all material Intellectual Property necessary for such entity’s business as currently conducted.

4.17        Environmental Matters.

(a)           Except as disclosed in Section 4.17 of the Seller Disclosure Schedule:

(i)            None of the APT Entities or, to the Seller’s Knowledge, Minority-Interest Entities (A) is or has been in violation, in any material respect, of any Environmental Laws or Permits, or (B) is subject to any obligation under any Environmental Law to investigate, remediate, remove or cleanup Hazardous Materials known to exist at any real property, including at any of the real property within or in the vicinity of any of the APT Projects;

(ii)           None of the APT Entities or, to the Seller’s Knowledge, Minority-Interest Entities has been notified in writing that it is a potentially responsible party under any Environmental Law with respect to Releases of Hazardous Materials;

(iii)          The APT Entities and, to the Seller’s Knowledge, Minority-Interest Entities have not entered into or agreed to any settlement, consent decree or order, and are not subject to any outstanding settlement, judgment, decree, or judicial order relating to compliance with any Environmental Law or Permit issued under Environmental Law or to investigation, remediation, removal or cleanup of Hazardous Materials under any Environmental Law; and

(iv)          There are no Environmental Claims pending against any of the APT Entities or, to the Seller’s Knowledge, Minority-Interest Entities or APT Projects or, to the Seller’s Knowledge, threatened in writing against any of the APT Entities, Minority-Interest Entities or APT Projects by any Person or before any court or Governmental Authority under any Environmental Law.

(b)           To the Seller’s Knowledge, the Seller has furnished or made available all material written environmental studies, reports, results of species fatality monitoring, correspondence from Governmental Authorities or environmental assessments (including, but not limited to those related to avian and protected species and habitats) in its possession or to the extent not in Seller’s possession, to Seller’s Knowledge, in the possession of, any APT Entity for the APT Projects.

(c)           The representations and warranties set forth in this Section 4.17 together with the representations and warranties set forth in Sections 4.5 (Legal Proceedings), 4.10 (Financial Statements), 4.11 (Absence of Certain Changes), and 4.25 (Permits) are the sole and exclusive representations and warranties of the Seller concerning environmental matters, including matters arising under Environmental Laws.

4.18        Material Contracts.

(a)           Section 4.18 of the Seller Disclosure Schedule lists, as of the date hereof, all Contracts to which any APT Entity or, to the Seller’s Knowledge, Minority-Interest Entity is a party or to which their respective assets, property or business are bound or subject as of the date hereof, which:

(i)            are Assigned Contracts;

(ii)           are Contracts under which any APT Entity or Minority-Interest Entity has made or received payments under, or which is reasonably expected to involve future liabilities, debts, payments or receipts, of more than $200,000 in any twelve (12) calendar month period or more than $1,000,000 over the remaining life of the Contract;

(iii)          are partnership, joint venture or similar agreements;

(iv)          are Contracts relating to Indebtedness;

(v)           are material guaranty or surety Contracts, Contracts the principal purpose of which is indemnification, or Contracts the principal purpose of which is to provide for a waiver of material claims;

(vi)          are Contracts regarding acquisitions or dispositions of material assets or properties of any APT Entity or Minority-Interest Entity other than in the Ordinary Course of Business;

(vii)         are offtake agreements for electric power, net metering credits, environmental attributes or renewable energy incentives, interconnection agreements, transmission agreements, agreements for operation and maintenance of any APT Project, asset management agreements, agreements between any APT Entity and Seller or any Affiliate of Seller, or agreements between any two or more APT Entities;

(viii)        are Contracts relating to the settlement of any Claim that contain any obligations of any APT Entity or Minority-Interest Entity that would reasonably be expected to materially impact the operation in the Ordinary Course of Business of any APT Entity or Minority-Interest Entity after the Closing;

(collectively, the foregoing types of Contracts, including all such Contracts listed on Section 4.18(a) of the Seller Disclosure Schedule (except any such Contracts that do not satisfy the requirements of Section 4.18(a) above), are referred to herein as the “Material Contracts”); or

(ix)          are Contracts relating to material Intellectual Property.

(b)           True and complete copies of the Material Contracts have been made available to the Buyer.  Except as set forth in Section 4.18(b) of the Seller Disclosure Schedule, all such Material Contracts, including all amendments, required to be disclosed in Section 4.18(a) of the Seller Disclosure Schedule (i) are legal, valid and binding Contracts of the applicable APT Entity or, to the Seller’s Knowledge, Minority-Interest Entity, (ii) are in full force and effect and are enforceable against the applicable APT Entity or, to the Seller’s Knowledge, Minority-Interest Entity and each other party thereto in accordance with their respective terms, and (iii) to the Seller’s Knowledge (solely with respect to any Material Contracts applicable to a Minority-Interest Entity), will not terminate or become terminable as a result of the transactions contemplated hereby.  With respect to all Material Contracts, except as set forth in Section 4.18(b) of the Seller Disclosure Schedule, none of the APT Entities or, to the Seller’s Knowledge, Minority-Interest Entities or any other party to any such Material Contract is in material breach thereof or material default thereunder and there does not exist under any Material Contract any event which, with the giving of notice or the lapse of time, would constitute such a material breach or material default by any APT Entity or, to the Seller’s Knowledge, Minority-Interest Entity or any other party to such Material Contract, in each case except for such breaches, defaults and events as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to be material to the operation of the business of the APT Entities and Minority-Interest Entities, taken as a whole, Canadian Hills or Meadow Creek.

(c)           Other than as set forth in Section 4.18(c) of the Seller Disclosure Schedule, there are no “change of control,” “right of first refusal” or similar provisions arising under any Material Contract which are created, accelerated or triggered by the execution, delivery or performance of this Agreement or any Transaction Document or the consummation of the transactions contemplated in this Agreement or any Transaction Document.

4.19        No Event of Default under any APT Project Financing Document.  There is no Event of Default that is continuing under the terms of any APT Project Financing Document, or, to the Seller’s Knowledge, any occurrence or event that with the passage of time or the giving of notice (or both) would result in an Event of Default under the terms of any APT Project Financing Document (in each instance as such term is defined in the applicable APT Project Financing Document).   For the avoidance of doubt, the completion of the cure periods provided by the APT Project Financing Documents is not necessary to establish that there has been an Event of Default for the purposes of this Section 4.19.  Subject to obtaining the applicable consents set forth in Section 4.4 of the Seller Disclosure Schedule at or prior to the Closing, neither the execution, delivery and performance of this Agreement or the other Transaction Documents, as applicable, by the Seller or the Target nor the consummation of the transactions contemplated hereby or thereby will result in any such Event of Default under the terms of any APT Project Financing Document.

4.20        Guarantees; Intercompany Debt.  Other than as set forth in Section 4.20 of the Seller Disclosure Schedule, none of the APT Entities (or any Affiliate thereof) has guaranteed or otherwise agreed to become responsible for any Indebtedness of any APT Entity.  None of the APT Entities have any outstanding Intercompany Debt.

4.21                        Bank Accounts; Powers of Attorney.  Except as set forth on Section 4.21 of Seller Disclosure Schedule, there are no bank accounts, safe deposit boxes, or related powers of attorney for any of the APT Entities.  Seller has no outstanding powers of attorney for banking or other purposes related to the APT Projects or any of the APT Entities.

4.22                        No Damage or Injury.  Other than as set forth in Section 4.22 of the Seller Disclosure Schedule, to the Seller’s Knowledge, there are no outstanding liabilities of any APT Entity with respect to any non-Affiliated third party for any damage to physical property or injury to persons relating to any of the APT Entities.

4.23                        Labor Relations.

(a)                                 No APT Entity or, to the Seller’s Knowledge, Minority-Interest Entity has or, since the applicable date of acquisition, formation or organization, as applicable, by the Seller (directly or indirectly) of such entity, has had any employees.

(b)                                 There are no audits, investigations, charges, complaints or grievances filed by or in respect of any Asset Management Employee concerning workers’ compensation, wages and hours, worker classification, immigration, payroll tax, employment discrimination or other employment related matters, in each case, involving the Seller or any of its Affiliates.

(c)                                  No Asset Management Employee is a party to or bound by any collective bargaining agreement or similar agreement with any labor organization and the Seller or its Affiliates or, to the Seller’s Knowledge, any Minority-Interest Entity and there are no pending or, to the Seller’s Knowledge, threatened petitions or other efforts by a labor union or organization to represent the Asset Management Employees with respect to their employment with the Seller or any of its Affiliates.

(d)                                 Each Asset Management Employee has been at all times properly classified as a common law, leased or temporary employee or as an independent contractor.

4.24                        Insurance.  Section 4.24 of the Seller Disclosure Schedule contains an accurate and complete list of all material insurance policies and bonds maintained by or on behalf of the APT Entities and, to the Seller’s Knowledge, Minority-Interest Entities, as applicable.  Except as disclosed in Section 4.24 of the Seller Disclosure Schedule: (a) no APT Entity or, to the Seller’s Knowledge, Minority-Interest Entity has received any written notice in the past twelve (12) months from the insurer under any such insurance policy disclaiming coverage, reserving rights with respect to a particular claim or such policy in general or canceling or materially amending any such policy, (b) there is no claim, suit or other matter currently pending in respect of which any APT Entity or, to the Seller’s Knowledge, Minority-Interest Entity has received such a written notice, (c) to the Seller’s Knowledge (solely with respect to any Minority-Interest Entity), (i) all premiums due and payable for such insurance policies covering all periods up to and including the date as of which this representation is being made have been duly paid or will be paid prior to any applicable payment due date, and (ii) such policies or extensions or renewals thereof in the amounts described are valid, enforceable and in full force and effect, (d) each APT Entity and, to the Seller’s Knowledge, Minority-Interest Entity, as applicable, and its respective assets and properties are insured in amounts no less than as required by applicable Law and any

Material Contract to which such entity is a party or by which its assets or properties are bound; and (e) except as disclosed in Section 4.24 of the Seller Disclosure Schedule there have been no claims made by any APT Entity, and to Seller’s Knowledge, Minority-Interest Entities for payment or reimbursement under any of the material insurance policies or bonds held by the APT Entities or Minority-Interest Entities.

4.25                        Permits.  Except as disclosed in Section 4.25 of the Seller Disclosure Schedule: (a) each APT Entity and, to the Seller’s Knowledge, each Minority Interest Entity possesses all material Permits that are necessary for the ownership and operation of its assets and the operation of its business, and as currently owned, conducted and operated, as applicable, on the date hereof, (b) each such Permit applicable to each such APT Entity and, to the Seller’s Knowledge, Minority-Interest Entity, is final, in full force and effect, is not subject to any appeal or challenge, all periods to administratively or judicially appeal or challenge such Permits have expired and each APT Entity and, to the Seller’s Knowledge, Minority-Interest Entity is in compliance in all material respects with all its obligations with respect thereto, (c) there are no Claims or Environmental Claims pending or, to the Seller’s Knowledge, threatened in writing which would reasonably be expected to result in the revocation, material modification or termination of any material Permit of any APT Entity or, to the Seller’s Knowledge, Minority-Interest Entity, and (d) no APT Entity or, to the Seller’s Knowledge, Minority-Interest Entity has received any written notification from any Governmental Authority alleging that it is in violation of any such Permits.

4.26                        Competing Wind Projects.  Except as set forth in Section 4.26 of the Seller Disclosure Schedule, neither Seller nor any Affiliate of Seller is currently developing or planning to develop any wind generation power project within a three mile radius of the boundary of any APT Project.

4.27                        Regulatory Status.

(a)                                 The Target is not itself a “public utility” under the FPA.  The Target is a “holding company” under PUHCA, but is exempt from FERC access to books and records, accounting and recordkeeping requirements under PUHCA under Section 366.3(a) of FERC’s regulations, 18 C.F.R. § 366.3(a).

(b)                                 Each APT Project Company and Wolverine Creek is a “public utility” under the FPA.

(c)                                  Each APT Project Company is engaged exclusively in the operation of its wind-powered electricity generating facility, and in the production and wholesale sale of electric energy, capacity and ancillary services, and, as indicated in Section 4.27 of the Seller Disclosure Schedule:

(i)                                     owns an APT Project that is a QF under PURPA and is eligible for the exemptions provided in Sections 292.601(c) and 292.602(b) and (c) of FERC’s regulations from regulation under the FPA (including exemption from Sections 205 and 206 of the FPA), PUHCA and state laws and regulations respecting the rates of electric utilities and the financial and organizational regulation of electric utilities; or

(ii)                                  (A) owns an APT Project that is a QF under PURPA and is eligible for the exemptions provided in Sections 292.601(c) and 292.602(b) and (c) of FERC’s regulations from regulation under the FPA (except for exemption from Sections 205 and 206 of the FPA), PUHCA and state laws and regulations respecting the rates of electric utilities and the financial and organizational regulation of electric utilities, and (B) has received MBR Authority which is in full force and effect; or

(iii)                               (A) owns an APT Project that is a QF under PURPA, but is not eligible for the exemptions provided in Sections 292.601(c) and 292.602(b) and (c) of FERC’s regulations from regulation under the FPA, PUHCA and state laws and regulations respecting the rates of electric utilities and the financial and organizational regulation of electric utilities, (B) has received MBR Authority which is in full force and effect without modification or condition that could result in a Material Adverse Effect, and (C) has obtained status as an EWG which status is in full force and effect; or

(iv)                              is not a QF under PURPA and is not otherwise exempt from Sections 205 and 206 of the FPA, has received MBR Authority, which is in full force and effect without modification or condition that could result in a Material Adverse Effect, and if it is not otherwise exempt from PUHCA, is an EWG under the PUHCA.

(d)                                 No APT Project that is a QF is located within one mile, as measured pursuant to Section 292.204(a) of FERC’s regulations, of any other APT Project that is a QF.

(e)                                  As indicated on Section 4.27 of the Seller Disclosure Schedule, FERC has granted waivers of the requirements under Order Nos. 888, 889, and 890 and Section 35.28 and Parts 37 and 358 of FERC’s regulations relating to any shared or common facilities an APT Entity directly or indirectly owns (in whole or in part) and uses to interconnect an APT Project to the transmission system, such waivers are in full force and effect, and the transaction contemplated in this Agreement will not impact the basis on which such waivers were granted or the qualification for such waivers; provided, however, that an APT Entity that holds any such waiver may be required to comply with post-consummation notice and other requirements imposed by the FERC.

(f)                                   Wolverine Creek is an EWG under PUHCA and possesses such authorizations under the FPA as are necessary to render that generator interconnection service provided for in FERC Docket Nos. ER06-267 and ER12-1281, and to the Seller’s Knowledge, there are no facts that are reasonably likely to cause Wolverine Creek to lose its status as an EWG or to lose, cancel, default under, or cease to hold such authorizations.

(g)                                  Each APT Entity has complied with and is in compliance with the FPA and PUHCA to the extent necessary to maintain is MBR Authority, including the filing of Electric Quarterly Reports, its status as an EWG, its exemptions from FERC Order Nos. 888, 889 and 890 and Sections 35.28 and Parts 37 and 38 of FERC’s regulations, and/or the QF status of its APT Project, as set forth in Section 4.27 of the Seller Disclosure Schedule.

(h)                                 To the Seller’s Knowledge, there are no facts that are reasonably likely to cause any APT Entity to lose any of the following authorizations, waivers, or exemptions that is set forth in Section 4.27 of the Seller Disclosure Schedule or is expressly provided for as of the date hereof in a FERC order referenced in the said Schedule: its status as an EWG, its MBR Authority, its exemptions from FERC Order Nos. 888, 889 and 890 and Sections 35.28 and Parts 37 and 38 of FERC’s regulations, the QF status of its APT Project, or its eligibility for exemptions from the FPA, PUHCA and state laws and regulations as set forth in Sections 292.601(c) and 292.602(b) and (c) of FERC’s regulations.

(i)                                     None of the APT Entities is a “holding company” within the meaning of PUHCA except solely with respect to QFs, EWGs, or FUCOs.  Each of the APT Entities and Minority-Interest Entities is exempt from the requirements of PUHCA (except with respect to those requirements applicable to establishing and preserving exemption).

(j)                                    None of the APT Entities is or has ever been the subject of (i) any proceeding, any written inquiry, notice, demand, or assertion, or, to Seller’s Knowledge, any unwritten inquiry, notice, demand, or assertion (in each case, whether or not public) under 18 C.F.R. Part 1b or Part 1c, or (ii) any formal proceeding commenced by or before the FERC in which the limitation, revocation, or cancellation of the APT Entity’s MBR Authority, nor QF status, nor status as an EWG is or was sought or directed.

(k)                                 Each APT Entity has been and is in compliance with applicable NERC registration requirements and reliability standards, except as would not result in a Material Adverse Effect.

(l)                                     Each of the APT Project Companies is and has been in compliance in all material respects with applicable requirements of the regional transmission organization, independent system operator, or balancing authority to which that particular APT Project Company is subject under the FERC tariff of that regional transmission organization, independent system operator, or balancing authority.

(m)                             No APT Project Company is subject to regulation by a state commission (as that term is defined under 18 C.F.R. § 1.101(k)) with respect to its rates for wholesale power sales.

(n)                                 Except as set forth in Schedule 8.4 of the Seller Disclosure Schedule, no filing with and no authorization or approval by FERC is required for the execution and delivery of this Agreement, consummation of the transactions contemplated by this Agreement, or the performance of obligations under this Agreement.

(o)                                 Except as set forth in Schedule 8.4 of the Seller Disclosure Schedule, no filing with and no authorization or approval by the IPUC or the OCC is required for the execution and delivery of this Agreement, consummation of the transactions contemplated by this Agreement, or the performance of obligations under this Agreement.

(p)                                 There are no pending, threatened or anticipated complaints, investigations, enforcement actions, penalty assessments or other proceedings (formal or informal, public or non-public) by FERC (including its staff) or any other Governmental Authority concerning any APT Entity’s compliance with the requirements of the FPA, PURPA or PUHCA, including for the avoidance of doubt, compliance with MBR Authority and applicable FERC regulations, status as an EWG or a QF.  There are no pending, threatened or anticipated complaints, investigations, enforcement actions, penalty assessments or other proceedings (formal or informal, public or non-public) with respect to any FERC’s reliability standards or NERC requirements, except as would not result in a Material Adverse Effect.

4.28                        Affiliate Transactions.  Set forth in Section 4.28 of the Seller Disclosure Schedule is a list of (a) each Contract pursuant to which (i) the Seller or any of its Affiliates or any of the officers, directors or partners of any of the APT Entities or any of their respective Affiliates, or, to the Seller’s Knowledge, any member of such officer’s, director’s or partner’s immediate family (any of the foregoing, a “Related Party”) provides any service, property, asset or loan to any APT Entity or, to the Seller’s Knowledge, Minority-Interest Entity, or (ii) any APT Entity or, to the Seller’s Knowledge, Minority-Interest Entity provides any service, property, asset or loan to any Related Party, and (b) any other Contract between any Related Party and any APT Entity or, to the Seller’s Knowledge, Minority-Interest Entity.

4.29                        Maintenance.

(a)                                 Part A of Section 4.29 of the Seller Disclosure Schedule sets forth a list of the operating plans and budgets (including the maintenance budgets) currently in place with respect to the APT Projects.

(b)                                 Part B of Section 4.29 of the Seller Disclosure Schedule sets forth a list of all warranty claims made to a turbine supplier or construction contractor that completed work on one or more of the APT Projects (other than the Minority-Interest Projects) and, to the Knowledge of Seller, the Minority-Interest Projects, that is pending or for which the repair or replacement of defective parts is ongoing as of the date of this Agreement (“Warranty Claims”).  To the Seller’s Knowledge, each of these Warranty Claims was properly and timely prepared and served on the applicable contractor consistent with the contracts governing the supply of turbines and construction work.

4.30                        Books and Accounts.  All accounts, books, ledgers and other records material to the business of the APT Entities and, to the Seller’s Knowledge, Minority-Interest Entities (the “Books and Records”), including their Organizational Documents, have been properly and accurately kept and completed in all material respects, and the Books and Records have been maintained in accordance with good business and accounting practices. The minute books of the APT Entities and, to the Seller’s Knowledge, Minority-Interest Entities contain, in all material respects, complete and accurate records of all meetings of and corporate (or equivalent) actions or written consents by the members and the board of director or board of managers, as applicable, of the APT Entities and Minority-Interest Entities.

4.31                        Brokers.  Except as set forth in Section 4.31 of the Seller Disclosure Schedule, no APT Entity or Minority-Interest Entity (a) has entered into a Contract with, or (b) has any liability or obligation to pay fees or commissions or similar payments to, any broker, finder, agent or other similar Person with respect to the transactions contemplated by this Agreement.

4.32                        Exclusive Representations and Warranties.  Except for the representations and warranties made by the Seller in Article III and Article IV of this Agreement (in each case, as qualified by the Seller Disclosure Schedule), the Seller has not made and shall not be deemed to have made any representation or warranty to the Buyer, express or implied, at Law or in equity, including as to the accuracy of any information, documents or materials regarding any APT Entity or any Minority-Interest Entity furnished or made available to the Buyer, its Affiliates and its and their Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement (the “Target Evaluation Material”).  Except for the representations and warranties made by the Seller in Article III and Article IV of this Agreement (in each case, as qualified by the Seller Disclosure Schedule), the Seller hereby disclaims any such representations or warranties and the Buyer hereby disclaims any reliance upon any Target Evaluation Material.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth in the disclosure schedule delivered as of the date hereof by the Buyer to the Seller (the “Buyer Disclosure Schedule”), the Buyer represents and warrants to the Seller that the statements contained in this Article V are true and correct as of the date hereof and as of the Closing Date.

5.1                               Organizational Existence.  The Buyer is duly organized, validly existing and in good standing under the Laws of Delaware and has all the requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its assets.

5.2                               Authority.  The Buyer has all requisite power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Buyer of this Agreement and each Transaction Document to which it is a party and the performance by the Buyer of its obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate or equivalent action on behalf of the Buyer.  This Agreement and each Transaction Document to which the Buyer is a party have been duly and validly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery of this Agreement and each such Transaction Document by the other parties hereto and thereto, as applicable, constitute the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

5.3                               No Conflicts.  The execution and delivery by the Buyer of this Agreement and each Transaction Document to which it is a party, the performance by the Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not (with or without notice or lapse of time or both):

(a)                                 conflict with or result in a violation or breach of, or result in a default (or give rise to any right of termination, cancellation, acceleration, amendment, suspension or revocation) under, any of the terms, conditions or provisions of the Organizational Documents of the Buyer;

(b)                                 except as set forth in Section 5.3(b) of the Buyer Disclosure Schedule, violate, conflict with or result in breach of, or result in a default (or give rise to any right of termination, cancellation, acceleration, amendment, suspension or revocation) under any of the terms, conditions or provisions of any Contract, lease, sublease, note, bond, mortgage, indenture, security agreement, license, permit or other agreement or instrument or obligation of any kind to which the Buyer is a party or by which any of its respective assets may be bound, except to the extent that any such violation, conflict, breach, default or other matter would not reasonably be expected to result in a Buyer Material Adverse Effect; or

(c)                                  except as set forth in Section 5.3(c) of the Buyer Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law or writ, judgment, order or decree applicable to the Buyer, which conflict, violation or breach would reasonably be expected to result in a Buyer Material Adverse Effect.

5.4                               Consents and Approvals.  Except as set forth in Section 5.4 of the Buyer Disclosure Schedule, there is no requirement (including under any Law or Governmental Order) applicable to the Buyer that requires the Buyer to obtain any authorization, license, order, consent or approval of, or to make any registration or filing with or notice to, any Governmental Authority or any other Person in connection with the execution and delivery by the Buyer of this Agreement or any Transaction Document to which it is a party, the performance by the Buyer of its obligations hereunder or thereunder or the consummation by the Buyer of the transactions contemplated hereby or thereby.

5.5                               Legal Proceedings.  There are no actions at law, suits in equity, proceedings, or Claims pending or, to the Knowledge of the Buyer, threatened in writing against the Buyer which would reasonably be expected (a) to result in the issuance of a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement or any Transaction Document to which the Buyer is a party or (b) which would reasonably be expected to result in a Buyer Material Adverse Effect.

5.6                               Compliance with Laws.  The Buyer is not in violation of or in default under any Law applicable to the Buyer the effect of which would reasonably be expected to result in a Buyer Material Adverse Effect.

5.7                               Regulatory Status.

(a)                                 The Buyer is not itself a “public utility,” as that term is defined under the FPA.

(b)                                 The Buyer is a “holding company,” as that term is defined under PUHCA, only with respect to one or more EWGs, FUCOs, and/or “qualifying facilities,” as those terms are used in 18 C.F.R. § 33.1(c)(8).

(c)                                  The Buyer is not “affiliated” with generating capacity or transmission facilities located within the Idaho Power Company Balancing Authority or the Oklahoma Gas and Electric Company Balancing Authority area.

5.8                               Brokers.  Except as set forth in Section 5.8 of the Buyer Disclosure Schedule, neither the Buyer nor any of its Affiliates (a) has entered into a Contract with, or (b) has any liability or obligation to pay fees or commissions or similar payments to, any broker, finder, agent or other similar Person with respect to the transactions contemplated by this Agreement.

5.9                               Section 1603 Grant Recapture.  The purchase of the Membership Interests by the Buyer, in and of itself, from the Seller will not cause the recapture of any Section 1603 Grant paid with respect to any of the APT Projects.

5.10                        Acquisition as Investment.  The Buyer represents and warrants that (a) the Membership Interests shall be acquired for the Buyer’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder) (the “Securities Act”), or any applicable state securities laws, and the Membership Interests shall not be disposed of in contravention of the Securities Act or any applicable state securities laws, and (b) the Buyer is an “accredited investor” as such term is defined in Regulation D under the Securities Act.

5.11                        Investigation.  In entering into this Agreement and each other Transaction Document to which the Buyer is a party, the Buyer has relied solely upon its own review and analysis, the specific representations and warranties of the Seller expressly set forth in Article III and Article IV of this Agreement, and the representations and warranties of the Seller or the Target set forth in any other Transaction Document to which any of them is a party and in any instrument or certificate delivered hereunder.  The Buyer acknowledges that, except for the specific representations and warranties of the Seller expressly set forth in Article III and Article IV of this Agreement (in each case, as qualified by the Seller Disclosure Schedule), the representations and warranties of the Seller or the Target set forth in any other Transaction Document to which any of them is a party, and the instruments or certificates delivered hereunder, none of the Seller or any of its Affiliates or any of its or their respective Representatives has made or makes, and the Buyer has not relied and is not relying on, any representation, warranty or statement, either express or implied, (i) as to any of the Target Evaluation Material and (ii) as to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any APT Entity or Minority-Interest Entity delivered or made available to the Buyer, any of its Affiliates or its or their respective Representatives.

5.12                        Exclusive Representations and Warranties.  Except for the representations and warranties made by the Buyer in Article V (as qualified by the Buyer Disclosure Schedule), the Buyer has not made and shall not be deemed to have made any representation or warranty to the Seller, express or implied, at Law or in equity, including as to the accuracy of any information, documents or materials regarding the Buyer or any of its Affiliates furnished or made available to the Seller and its respective Representatives in any form in expectation of, or in connection with, the transactions contemplated by this Agreement (the “Buyer Evaluation Material”).

Except for the representations and warranties made by the Buyer in Article V (as qualified by the Buyer Disclosure Schedule), the Buyer hereby disclaims any such representations or warranties and the Seller hereby disclaims any reliance upon any Buyer Evaluation Material and each acknowledges and agrees that none of the Buyer or any of its Affiliates or Representatives shall have or be subject to any liability to the Seller or any other Person resulting from the distribution to the Seller of, or the use or reliance by the Seller on, any such Buyer Evaluation Material.

ARTICLE VI.
COVENANTS

6.1                               Regulatory and Other Approvals.

(a)                                 Subject to the terms and conditions herein provided, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement.  The Parties will use commercially reasonable efforts to obtain consents of all Governmental Authorities necessary to the consummation of the transactions contemplated by this Agreement.  All costs incurred in connection with obtaining such consents, including the HSR Act filing fee, shall be borne one-half by the Buyer and one-half by the Seller.  Each Party shall make an appropriate filing of a Notification and Report Form and related materials, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly after the date of this Agreement, and at the latest five (5) Business Days after the date of this Agreement, and shall supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.

(b)                                 As promptly as is reasonably practicable after the date of this Agreement, and at the latest within ten (10) Business Days after the date of this Agreement, the Seller and the Buyer, as applicable, shall file or cause to be filed with the FERC a single joint application (that will, to the extent required, identify each APT Project Company and Wolverine Creek as an applicant) pursuant to FPA Section 203 as is necessary to obtain required FERC approval for the consummation of the transactions contemplated by this Agreement.  The Parties shall consult with each other regarding such filings and shall consider and incorporate in such filings all reasonable comments, if any, submitted by the other Party with respect thereto, and shall have the joint right to approve such filings.  FERC counsel engaged by each the Parties shall be jointly responsible for and shall execute the filing, and, once approved by the Parties, counsel for the Seller shall undertake the actual filing.  Counsel for both the Seller and the Buyer shall manage all communications with FERC with respect to the FPA Section 203 application.  To the maximum extent practicable and consistent with the provisions of this subsection and with FERC staff directions, the Parties will have their respective FERC counsel included in all communications with FERC staff concerning the FPA Section 203 application, including to the extent practicable in preparations for such communications. The Parties shall cooperate with one another to respond promptly to any requests for additional information made by the FERC and use their respective commercially reasonable efforts to cause regulatory approval to be obtained at the earliest possible date after the date of filing.  Each Party shall bear its own costs incurred in connection with the FERC filing; provided, however, that if FERC requires or requests the submission of a statistical or economic competition or market-power study or screen analysis, under 18 C.F.R. Part 33 or otherwise, the cost of such study shall be borne one-half by the Buyer and one-half by the Seller.

(c)                                  The Parties will provide prompt notification to each other when any such consent, approval, action, or filing referred to in Sections 6.1(a), or 6.1(b) is obtained, taken, made or given, as applicable, and will advise each other of any material communications with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement.  Notwithstanding the foregoing, if any Party receives a request for additional information from any Governmental Authority that is related to the transactions contemplated by this Agreement, then such Party shall endeavor in good faith to make, or cause to be made, to the extent practicable and after consultation with the other Parties, an appropriate response to such request.  Prior to delivery of such response, such Party shall provide the other Parties with an opportunity to review and comment on such response, to the extent practicable.  No Party shall participate in any meeting, or engage in any material substantive conversation, with any Governmental Authority without giving the other Parties and their designated counsel prior notice of the meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity to attend or participate.

(d)                                 The Parties will, in order to consummate the transactions contemplated hereby, take all commercially reasonable steps necessary or desirable, and the Seller will proceed diligently and in good faith and use all commercially reasonable efforts to obtain all third-party consents listed in Section 4.4 of the Seller Disclosure Schedule (and the Buyer will cooperate in such efforts to the extent reasonably requested by the Seller).

(e)                                  Notwithstanding the foregoing, nothing contained herein shall require the Seller or its Affiliates to (i) defend any lawsuit should it determine, in its sole discretion, that it is not in its business interest to do so, (ii) sell, transfer, divest or otherwise dispose of any of its business assets or properties or any of the business or assets of the Target in connection with this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby, or (iii) give or promise any consideration, whether such consideration shall consist of the payment of money or shall take any other form, or incur any expenses for any consent, Permit, exemption or waiver required, necessary or advisable for the consummation of the transactions contemplated hereby or by any other Transaction Document.

6.2                               Access of the Buyer.

(a)                                 From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with Article X, the Seller will provide the Buyer and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to the properties, Books and Records and operations of the APT Entities and, to the extent practicable, Minority-Interest Entities and to the financial institutions at which the bank accounts, investment accounts, lock boxes and safe deposit boxes, if any, are maintained on behalf of the APT Entities and to any Person authorized to draw thereon or have access thereto; provided, however, that (a) such access does not unreasonably disrupt the normal operations of the APT Entities, Minority-Interest Entities or the Seller (or its Affiliates), (b) any such access shall be conducted at the Buyer’s expense, and (c) the Buyer shall not have access to any individual performance or evaluation records, medical histories or other information that in the Seller’s reasonable judgment is privileged, sensitive or the disclosure of which would reasonably be expected to subject the Target, the Seller or their Affiliates to risk of material liability.  The Buyer hereby agrees that it is not authorized to and shall not (and shall not permit any of its Representatives or Affiliates to) contact any employee (excluding executive officers), supplier, contractor, agent, or other business relation of the APT Entities, the Minority-Interest Entities or the Seller or its Affiliates prior to the Closing without the prior written consent of the Seller.

(b)                                 From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with Article X, to the extent within the Seller’s or its Affiliates’ possession, the Seller shall provide the Buyer and its Representatives with originals, and if originals are not available, true and correct copies of all Material Contracts, Real Property Leases, Easements, Real Property Preemptive Rights Agreements, tax working papers and the corporate books and records, including accounting workpapers for the current and previous fiscal year of the APT Entities consisting of (i) working and finalized (where applicable) trial balances and general ledger as applied to each of the reporting entities and (ii) for assets and liabilities, a primary accounting reconciliation schedule and/or supporting extrinsic statement evidencing reasonable existence, valuation, and/or completeness of the asset or liability as presented in the aforementioned trial balance, prepared in accordance with acceptable industry standards of financial accounting and/or GAAP, when applicable; provided that the Seller shall not be required to provide any such tax working papers or accounting papers to the extent prohibited by any applicable contractual obligations; provided, further, that if (x) any such tax working papers or accounting workpapers are not in the possession of the Seller or its Affiliates or (y) the Seller or its Affiliates are prohibited by any applicable contractual obligations from providing any such tax working papers or accounting papers to the Buyer, the Seller shall reasonably cooperate with the Buyer to obtain the same from the applicable third party.

6.3                               Conduct of the Business.

(a)                                 From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with Article X, the Seller will and shall cause its Subsidiaries to, except as otherwise expressly provided herein, in Section 6.3 of the Seller Disclosure Schedule or as otherwise required by applicable Law or consented to in writing by the Buyer, such consent not to be unreasonably withheld, conditioned or delayed, operate and carry on the business of the APT Entities in the Ordinary Course of Business and substantially as operated immediately prior to the date of this Agreement. Without limiting the foregoing, the Seller shall cause the APT Entities to:

(i)                                     use commercially reasonable efforts consistent with good business practice to preserve the goodwill of the landowners, suppliers, contractors, Governmental Authorities, licensors, customers, distributors and others having business relations with the APT Entities;

(ii)                                  in accordance with Prudent Industry Practice, not take any action or fail to take an action, the effect of which is to cause the termination or modification of Permits held by the APT Project or Minority-Interest Entities;

(iii)                               pay, in the Ordinary Course of Business, all Taxes, except for Taxes that are being contested in good faith by appropriate proceedings for which adequate reserves have been established and are reflected on the Financial Statements or for current Taxes that may thereafter be paid without penalty; and

(iv)                              (x) maintain the QF status of each APT Project (other than the Minority-Interest Projects) that is a QF, MBR Authority of each APT Project Company (other than Goshen and each Idaho Wind Subsidiary) that holds such MBR Authority as of the date hereof, and the EWG status of each APT Project Company (other than Goshen II and each Idaho Wind Subsidiary) that is an EWG, and (y) to the extent within the power of the Seller and its Affiliates, use commercially reasonable efforts to cause the same actions to be taken with respect to the Minority-Interest Projects, Goshen and each Idaho Wind Subsidiary, as applicable, in the case of each of clauses (x) and (y) above, to the extent in effect as of the date hereof.

(b)                                 Without limiting Section 6.3(a), except as otherwise expressly provided herein, in Section 6.3 of the Seller Disclosure Schedule or as otherwise required by applicable Law, consistent with Prudent Industry Practice or consented to in writing by the Buyer, such consent not to be unreasonably withheld, conditioned or delayed, the Seller will not, and will not vote its direct or indirect ownership interests in a manner which would permit any APT Entity or Minority-Interest Entity, as applicable, to:

(i)                                     issue or sell any ownership interest in the APT Entities, the Minority-Interest Entities or grant any options or other rights to purchase or obtain (including upon conversion, exchange or exercise) any ownership interests in the APT Entities or the Minority-Interest Entities;

(ii)                                  modify, supplement, restate or amend any APT Entity’s or Minority-Interest Entity’s Organizational Documents;

(iii)                               make any change in accounting practice or policy other than those required by GAAP, or except as required by Law;

(iv)                              sell, transfer, lease, assign or otherwise dispose of any assets or properties having a fair market value in excess of $250,000 in the aggregate, except for sales or dispositions of obsolete, excess, worn out or replaced real or personal property not used or useful in the operation or maintenance of an APT Project Company and only to the extent the proceeds, if any, from such sales are not distributed to Seller or any of its Affiliates;

(v)                                 merge or consolidate with or into any other Person or acquire all or substantially all of the assets of another Person or effect a recapitalization, dissolution or similar transaction.

(vi)                              split, combine, redeem, reclassify, purchase or otherwise acquire, in each case, directly or indirectly, any capital stock of, or other equity or voting interest in, the Target, or make any other change in the capital structure of the Target;

(vii)                           issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any equity interests in any APT Entity, or any options, warrants or rights of any kind to acquire any equity interests in any APT Entity, or any debt or equity securities convertible into, exchangeable for or exercisable for any equity interests in any APT Entity;

(viii)                        enter into, establish, adopt or amend or otherwise become obligated under any Company Plan or any other employment retention, change in control, collective bargaining, deferred compensation, severance, retirement, bonus, profit-sharing, stock option or other equity-based pension or welfare plan, or any other plan, agreement, trust, fund, policy or arrangement for the benefit or maintained for the benefit of any officer, director, employee, agent or other Person (including any leased employee or contract employee) providing services to the APT Entities or the Minority-Interest Entities or make, grant or pay any severance, termination, compensation, benefits, bonus, profit sharing, pension, retirement or insurance payment, distribution or arrangement to or with any officer, director, employee, agent or other Person (including any leased employee or contract employee) providing services to the APT Entities or the Minority-Interest Entities;

(ix)                              enter into, become subject to, cancel, terminate, modify, assign or amend in any material respect any Material Contract or any Contract set forth in Section 4.28 of the Seller Disclosure Schedule, or (B) which, if in effect on the date hereof, would be a Material Contract or would be required to be set forth in Section 4.28 of the Seller Disclosure Schedule;

(x)                                 incur, assume, guarantee or modify any Indebtedness or loan, advance funds or make any investment in or capital contribution to any other Person;

(xi)                              permit, grant, create or incur any Lien on any of its properties or assets (other than Permitted Liens);

(xii)                           except as otherwise contemplated by the Contracts of the APT Entities and Minority-Interest Entities (or the budgets approved pursuant to any such Contracts), (A) make any capital expenditure (or enter into any Contracts in respect of material capital expenditures) in excess of $100,000 individually and $500,000 in the aggregate or (B) otherwise acquire any assets or properties (other than inventory in the Ordinary Course of Business);

(xiii)                        enter into, materially amend or become subject to any joint venture, partnership, strategic alliance, shareholders’ agreement, joint development or similar arrangement;

(xiv)                       (x) initiate any litigation at law or in equity against any Person or settle or compromise any action, suit or other proceeding at law or in equity; (y) initiate any other claim or dispute with any Person if the amount in dispute is in excess of $750,000; (z) subject to clause (x) above, (A) cancel, waive or release any claims or rights if the amount in dispute is in excess of $750,000 or (B) settle or compromise any other claim or dispute if the amount in dispute is in excess of $750,000;

(xv)                          revoke or change any material Tax election, change any annual Tax accounting period, or elect to adopt or change any method of Tax accounting;

(xvi)                       fail to timely pay any material amount properly invoiced and due and owing to any and all of its vendors, suppliers and other account payables (and all other similar obligations) consistently with past practices;

(xvii)                    fail to maintain insurance coverage substantially equivalent to its insurance coverage as in effect on the date hereof;

(xviii)                 initiate any material maintenance or repairs of any assets of any APT Entity or the Canadian Hills Project, Meadow Creek Project or Rockland Project, in each case, other than maintenance or repairs scheduled in the Ordinary Course of Business, emergency maintenance or repairs undertaken in accordance with Prudent Industry Practice, or maintenance required under any Organizational Documents of any APT Entity or any APT Project Financing Documents; or

(xix)                       take any action in contemplation of or enter into any Contract or letter of intent with respect to, or otherwise commit or agree to do any of the foregoing.

6.4                               Further Assurances.  Subject to the terms and conditions of this Agreement, each of the Seller and the Buyer will take all such commercially reasonable and lawful action as may be necessary or appropriate in order to effectuate the transactions contemplated by this Agreement in accordance with the terms of this Agreement as promptly as practicable; provided, that nothing in this Agreement shall require any Party to waive any of the conditions in Article VII or Article VIII or otherwise waive any of its rights hereunder.  Except as otherwise specifically set forth in this Agreement, nothing in this Section 6.4 shall require any Party or its Affiliates to expend any material sum, make a material financial commitment, provide for or assume a material contingent liability, or grant or agree to any material concession to any third Person to obtain any Permit, consent or waiver (including, without limitation, any of the consents or waivers set forth in Section 4.4 of the Seller Disclosure Schedule).

6.5                               Tax Matters.

(a)                                 Transfer Taxes.  The Seller and the Buyer shall each bear fifty percent (50%) of all sales, use, transfer, real property transfer, recording, gains, stock transfer, and other similar taxes and fees (“Transfer Taxes”), if any, arising out of or in connection with the sale of the Membership Interests by the Seller pursuant to this Agreement.  The Seller and the Buyer shall cooperate in connection with the preparation and filing of all necessary documentation and Tax Returns with respect to such Transfer Taxes.  The Seller and the Buyer will make available to each other, and to any Taxing authority, all information, records or documents relating to the liability or potential liability for such Transfer Taxes and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.

(b)                                 Technical Terminations.  The Seller shall be liable for any and all obligations and indemnities owed to third parties that are related to a termination of a partnership listed in Section 4.13(b) or Section 4.13(c) of the Seller Disclosure Schedule under Section 708(b) of the Code as result of the transactions contemplated in this Agreement or related to periods on or prior to the Closing Date. The liability in this Section 6.5(c) shall survive until any such obligations and indemnifies are satisfied.

(c)                                  Preparation and Filing of Tax Returns.

(i)                                     The Seller shall prepare and timely file all Tax Returns of the APT Entities for Taxable periods ending on or prior to the Closing Date.  To the extent any such Tax Return would affect a subsequent Tax Return of an APT Entity that the Buyer will be required to file, the Seller will provide the Buyer with a copy of the draft Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by the Seller, including any workpapers) at least fifteen (15) days before the deadline to file the Tax Return.  The Buyer and the Seller will use good faith efforts to resolve any dispute about the contents of any such Tax Return.  The Buyer shall prepare and timely file all other Tax Returns of the APT Entities.

(ii)                                  Any Tax Return to be prepared and filed by the Buyer after the Closing Date for a Straddle Period shall be prepared on a basis consistent with the last previous similar Tax Return to the extent consistent with applicable Law; provided that, in the case of such a Tax Return for an APT Entity that is classified as a partnership for federal income tax purposes, such a Tax Return shall be prepared by “closing the books” as of the Closing Date unless Section 706(d)(3) requires otherwise.  The Buyer shall consult with the Seller concerning Tax Returns of the APT Entities for Straddle Periods and shall report all items with respect to the portion of the Straddle Period ending on the Closing Date in accordance with the instructions of the Seller, to the extent consistent with applicable Law.  The Buyer shall provide the Seller with a copy of such proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by the Seller, including any workpapers) at least fifteen (15) days prior to the filing of such Tax Return.  The Buyer and the Seller shall use good faith efforts to resolve any dispute regarding the preparation of any such Tax Return.

(iii)                               Any income, expense or deduction attributable to actions taken by any APT Entity after the Closing on the Closing Date that are not in the Ordinary Course of Business shall not be reported for federal, state and local income tax purposes by the APT Entities for any Taxable period (or portion thereof) that will end as of the close of business on the Closing Date, and instead shall be reported as items of income, expense or deduction incurred by the APT Entities after the Closing Date.  The Buyer shall not cause or permit (i) the amendment of any Tax Return of an APT Entity or, to the extent within the Buyer’s control, a Minority-Interest Entity for a Straddle Period or a Taxable period ending on or prior to the Closing unless required by applicable Law, or (ii) the making by an APT Entity or, to the extent within the Buyer’s control, a Minority-Interest Entity of any federal entity classification election with an effective date on or prior to the Closing Date, in each case without the written consent of the Seller.

(d)                                 Tax Proceedings.  The Seller shall control any Tax proceeding with respect to the APT Entities for any Taxable period ending or event occurring on or prior to the Closing Date.  The Buyer shall control all other Tax proceedings with respect to the APT Entities.  The Seller shall consult with the Buyer regarding any such Tax proceeding that Seller controls and that could result in Tax liability for any APT Entity, provide the Buyer with information and documents related thereto, permit the Buyer or its representative to attend or participate in any such Tax proceeding, and not settle any such Tax proceeding without the consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).  The Buyer shall consult with the Seller regarding any such Tax proceeding for a

Straddle Period that the Buyer controls, provide the Seller with information and documents related thereto, permit the Seller to attend or participate in any such Tax proceeding, and not settle any such Tax proceeding without the consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

(e)                                  Cooperation.  The Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by any of the other Parties, in connection with the filing of Tax Returns and the conduct of any Tax proceedings related to the APT Entities and the Minority-Interest Entities.  Such cooperation shall include the retention and (upon any other Party’s request) the provision of records and information which are in the first Party’s possession and reasonably relevant to any such Tax matters and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Parties shall execute and deliver, or cause the APT Entities to execute and deliver, such powers of attorney and other documents as may be necessary or appropriate to give effect to this Section 6.5.

(f)                                   Purchase Price Allocation.

(i)                                     The Parties acknowledge and agree that the purchase and sale of the Membership Interests shall be treated, for federal income tax purposes, as the purchase and sale of the assets, including partnership interests in certain Subsidiaries and Minority-Interest Entities, of the Target, subject to the liabilities of the Target and of its Subsidiaries and Minority-Interest Entities in accordance with Section 752(d) of the Code.  The Buyer will send Seller a schedule with the proposed Purchase Price allocation within thirty (30) days after Closing, and Seller will have thirty (30) days to object. The Parties will attempt to work out any disagreements within another thirty (30) days, but failing agreement, the issues will be submitted for resolution to an Accountant selected jointly by the Parties.

(ii)                                  If the Purchase Price is adjusted pursuant to Section 2.3, then, within thirty (30) days after the adjustment, Buyer and Seller will cooperate in good faith to agree on how the adjustment will be allocated for tax purposes among each of the assets of the Target, and Purchase Price allocation schedule will be amended accordingly.  In the event that Buyer and Seller do not agree on how to allocate the adjustment, the adjustment will be allocated among Target’s assets in the same proportion as the amounts originally allocated to such assets on the Closing Date, and the schedule will be amended accordingly.

(iii)                               Buyer and Seller (i) will, and will cause each of their respective Affiliates to, complete all tax returns, reports, forms, declarations, claims and other statements in a manner consistent with the purchase price allocation schedule and (ii) will not, and will cause each of their respective Affiliates not to, make any inconsistent statement or adjustment on any returns or during the course of any Internal Revenue Service or other Tax audit.  Buyer and Seller will cooperate with any reasonable request by the other Party to aid in the filing of Tax Returns, reports or other similar matters or handling of inquiries from Tax authorities.

6.6                               Notice of Developments.

(a)                                 The Seller shall give prompt written notice to the Buyer of (i) any written or oral notification received by the Seller or any of its Subsidiaries stating that any party to any material Permit or Material Contract to which the Target, any of its Subsidiaries or a Minority-Interest Entity is a party (A) is in material breach of or material default under, or (B) intends to terminate, cancel or not renew such material Permit or Material Contract beyond its expiration date as in effect on the date hereof, (ii) subject to the Seller’s Knowledge thereof with respect to an APT Project Company that is a Minority-Interest Entity, the resignation or termination of any Person providing a material service to an APT Project Company, (iii) any notice or other communication from any third party to any APT Entity alleging that the consent of such third party is or may be required in connection with the transactions contemplated hereby, (iv) any material notice or other communication delivered to the Seller or any of its Subsidiaries by any Governmental Authority in connection with or relating to the Target or any of its Subsidiaries, (v) any Claims or Environmental Claims commenced or threatened in writing relating to the Target or any of its Subsidiaries, and (vi) any material developments relating to the APT Project Companies.  The Seller shall give prompt written notice to the Buyer of any fact, circumstance, event, action or condition the existence, occurrence of which (x) has had a Material Adverse Effect, (y) has resulted in a material breach of any of its representations, warranties, covenants or agreements in this Agreement, or (z) has resulted in the completion or failure of any condition precedent set forth in Article VII or Article VIII; provided that, in the case of each of clauses (x), (y) and (z) above, the obligation to make any such notification shall not affect the representations, warranties, covenants or agreements of any Party hereto or the conditions to the obligations of any Party hereto.

(b)                                 The Buyer shall give prompt written notice to the Seller of (i) any material notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated hereby, or (ii) any fact, circumstance, event, action or condition the existence, occurrence of which (x) has had a Buyer Material Adverse Effect, or (y) has resulted in a material breach of any of its representations, warranties, covenants or agreements in this Agreement or (z) has resulted in the completion or failure of any condition precedent set forth in Article VII or Article VIII; provided that, in the case of each of clauses (x), (y) and (z) above, the obligation to make any such notification shall not affect the representations, warranties, covenants or agreements of any Party hereto or the conditions to the obligations of any Party hereto.

6.7                               Data Room.  From the date hereof through the Closing Date, the Seller shall (a) maintain the Data Room and use its commercially reasonable efforts to add thereto documents that constitute Books and Records, and (b) not remove any documents from the Data Room after the date hereof without the prior written consent of the Buyer.

6.8                               Director and Officer Liability and Indemnification.  For a period of six (6) years after the Closing, the Buyer or one of its Affiliates shall maintain, or cause the Target and its Subsidiaries (or its successors as a result of any permitted mergers) to maintain, adequate insurance, with coverage reasonably equivalent (in the aggregate) to, or better than, that currently directly or indirectly maintained for the Target’s and its Subsidiaries’ officers and directors, covering director and officer liability for actions taken by or omitted to be taken by the officers and directors of the Target and its Subsidiaries in their capacity as such prior to the Closing Date.

6.9                               Non-Solicitation.  From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with Article X, the Seller agrees that it shall not, and shall not permit any of its Affiliates to, and will cause its and their respective Representatives not to, (a) solicit or initiate submission of further proposals or offers from any Person regarding the acquisition or transfer of the Membership Interests or other equity interests in any of the Subsidiaries, (b) further participate in any negotiations regarding the sale or transfer of the Membership Interests or other equity interests in any of the Subsidiaries or otherwise further cooperate in any way with, assist or participate in, or facilitate any effort or attempt by any Person other than the Buyer to acquire or transfer the Membership Interests or other equity interests in any of the Subsidiaries, or (c) respond to the making of any proposal or offer from or by any Person that may constitute, or would reasonably be expected to lead to, the sale or transfer of the Membership Interests or other equity interests in any of the Subsidiaries.  In addition, the Seller agrees that it will, and will cause its Affiliates to, immediately suspend any existing discussions or negotiations with any Person, other than the Buyer and its Affiliates, regarding an acquisition or transfer of the Membership Interests or other equity interests in any of the Subsidiaries.  The provisions of this Section 6.9, shall apply equally to proposals or offers, sales or transfers, of all or substantially all of the assets held by any one or more of the APT Entities.

6.10                        Books and Records.  The Buyer will preserve and retain all Books and Records of the APT Entities received from the Seller, or held by the APT Entities immediately after the Closing, and provide the Seller or its Representatives reasonable access (including the right to photocopy at its own expense) to such Books and Records for a period of six (6) years following the Closing Date where there is a legitimate purpose, or, if reasonably requested by the Seller in writing, until such later date as preservation of and access to those Books and Records is no longer required by any Governmental Authority.  No such books, records or documents shall be destroyed after the sixth (6th) anniversary of the Closing Date (or such later date as provided above) by the Buyer or any APT Entity, without first advising the Seller in writing and giving the Seller a reasonable opportunity to obtain possession thereof.

6.11                        Release.  For and in consideration of the amounts payable to the Seller under this Agreement, effective as of the Closing Date, the Seller and its Affiliates (other than the Target and its Subsidiaries) hereby release, acquit and forever discharge each APT Entity, each Minority-Interest Entity, their present and former officers, directors, attorneys, agents, representatives, trustees, employees and other Representatives and Affiliates, and each of their respective heirs, executors, administrators, successors and assigns, of and from any and all manner of action or actions, cause or causes of action, demands, rights, damages, debts, dues, sums of money, accounts, reckonings, costs, expenses, responsibilities, covenants, contracts, controversies, agreements and claims whatsoever, whether known or unknown, of every name and nature, both in law and in equity, which the Seller or its successors and assigns ever had, now have, or which it or its successors or assigns hereafter may have or shall have against the Target or any other Person referred to above arising out of any matters, causes, acts, conduct, claims, circumstances or events, including with respect to the transactions contemplated by this

Agreement and the other Transaction Documents, occurring or failing to occur or conditions existing at or prior to the Closing.

6.12                        Confidentiality.  Each Party shall treat all information disclosed (i) pursuant to this Agreement and the other Transaction Documents (regardless of whether such information was disclosed to such Party before or after the date of this Agreement), (ii) in connection with the transactions contemplated by this Agreement and the other Transaction Documents (regardless of whether such information was disclosed to such Party before or after the date of this Agreement), or (iii) in the discussions and negotiations preceding this Agreement, in each case as information deemed to be Confidential Information (as defined in the Confidentiality Agreement) subject to the Confidentiality Agreement between the Buyer Parent and the Seller Parent dated November 21, 2014 (the “Confidentiality Agreement”). This Section 6.12 shall remain in effect until the termination of the Confidentiality Agreement.

6.13                        Asset Management Employees.

(a)                                 Subject to the terms and conditions set forth in this Section 6.13, the Buyer (or its Affiliates) shall have the right (but not the obligation) to execute offer letters of employment with some or all of the Asset Management Employees, which offer letters shall be effective simultaneous with the Closing and provide for annual compensation and benefits that are, in the aggregate, similar to each such respective Asset Management Employee’s compensation and benefits as of the date of this Agreement on an overall economic basis (the “Offer Letters”).

(b)                                 In consideration of the sale of the Membership Interests by the Seller, if any Asset Management Employee shall not have executed an Offer Letter which is effective simultaneous with the Closing with the Buyer (or any of its Affiliates) in accordance with Section 6.13(a), then the Buyer shall not, and shall cause its Affiliates to not, for the period from the Closing Date until the first (1st) anniversary of the Closing Date, (x) solicit (A) the employment, or (B) the engagement as a consultant or contractor, for itself or any third Person, of, or (y) employ or engage as a consultant or contractor, any such Asset Management Employee.  Nothing herein is intended to preclude (1) the Buyer’s or its Affiliates’ general solicitations in public media regarding opportunities in general executive, programming or product development capacities or (2) the Buyer’s or its Affiliates’ solicitation of or hiring any such Asset Management Employee (as an employee, consultant or otherwise) whose employment by the Seller (or any of its Affiliates) shall have been terminated at the instigation of the Seller (or such Affiliate, as the case may be), if the activities associated with such solicitation or hiring are commenced after the date which is ninety (90) days after the last date of employment of such Asset Management Employee by the Seller (or its Affiliate, as the case may be).

(c)                                  In consideration of the purchase of the Membership Interests by Buyer, if any Asset Management Employee shall have executed an Offer Letter which is effective simultaneous with the Closing with the Buyer (or any of its Affiliates) in accordance with Section 6.13(a), then the Seller shall not, and shall cause its Affiliates to not, for the period from the Closing Date until the second (2nd) anniversary of the Closing Date, (x) solicit (A) the employment, or (B) the engagement as a consultant or contractor, for itself or any third Person, of, or (y) employ or engage as a consultant or contractor, any such Asset Management Employee. Nothing herein is intended to preclude (1) the Seller’s or its Affiliates’ general solicitations in public media regarding opportunities in general executive, programming or product development capacities or (2) the Seller’s or its Affiliates’ solicitation of or hiring any such Asset Management Employee (as an employee, consultant or otherwise) whose employment by the Buyer (or any of its Affiliates) shall have been terminated at the instigation of the Buyer (or such Affiliate, as the case may be), if the activities associated with such solicitation or hiring are commenced after the date which is ninety (90) days after the last date of employment of such Asset Management Employee by the Buyer (or its Affiliate, as the case may be).

(d)                                 It is the desire and intent of the Parties that the provisions of this Section 6.13 shall be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought.  If any particular provision or portion of this Section 6.13 shall be adjudicated to be invalid or unenforceable, this Section 6.13 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of such provision or portion in the particular jurisdiction in which such adjudication is made.

(e)                                  The Parties recognize that the performance of the respective obligations under this Section 6.13 by the Parties is special, unique and extraordinary in character, and that in the event of the breach by a Party of the terms and conditions of this Section 6.13 to be performed by such Party, the other Party shall be entitled, if so elected, to obtain damages for any breach of this Section 6.13, or to enforce the specific performance thereof by such breaching Party.

6.14                        Internal Reorganization.  Prior to the Closing, the Seller shall use commercially reasonable efforts to cause the transactions and actions contemplated by Annex B to be effected as set forth therein (such transactions and actions, the “Internal Reorganization”).

6.15                        Recapture Guaranty Replacement Documentation.  Between the date hereof and the Closing Date, the Buyer and the Seller shall cooperate, and use commercially reasonable efforts, to cause the Recapture Guaranty Replacement Documentation to be executed and delivered by the applicable parties thereto in accordance with the terms and conditions set forth in Annex D attached hereto.

6.16                        Wind Data.  From and after the date hereof, the Seller shall use commercially reasonable efforts to give certain Representatives of the Buyer electronic access to the APT Projects’ readily available SCADA data.

ARTICLE VII.
THE BUYER’S CONDITIONS TO CLOSING

The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (except to the extent waived in writing by the Buyer in its sole discretion:

7.1                               Representations and Warranties.  The Fundamental Representations (other than the representations set forth in Sections 4.7 (Employee Benefit Plans) 4.13 (Taxes) and 4.17(a) (Environmental Matters)) of the Seller set forth in this Agreement shall be true and correct in all respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except, in each case, to the extent such representations and warranties speak only as of a particular date, in which case such representations and warranties shall have been true and correct in all respects as of such date).  All other representations and warranties of the Seller set forth in Article III and Article IV shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation contained herein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall have been true and correct as of such date), except where the failure of such representations and warranties of the Seller to be so true and correct, individually or in the aggregate, has not resulted and would not reasonably be expected to result in a Material Adverse Effect.

7.2                               Performance.  The Seller shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by the Seller at or before the Closing.

7.3                               No Litigation or Injunction.  No action or proceeding by or before any court, arbitrator, or other Governmental Authority shall have been instituted or threatened in writing by any Governmental Authority or Person whatsoever (other than by Buyer or its Affiliates) which shall reasonably seek to impair, restrain, prohibit or invalidate the transactions contemplated by this Agreement or the Seller’s ability to perform its material obligations hereunder.  There shall not be any Claims filed by any Governmental Authority restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

7.4                               Regulatory Consents and Approvals.

(a)                                 All consents, approvals and actions of, filings with, and notices to any Governmental Authority set forth in Section 7.4 of the Buyer Disclosure Schedule and necessary to permit the Seller and the Buyer to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made, or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority under the HSR Act necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

(b)                                 (i) FERC shall have issued an order pursuant to FPA Section 203 authorizing the transactions as contemplated by this Agreement, which order does contain any conditions to the consummation of the transactions that are unacceptable to either Party, and (ii) no requests for rehearing of the FERC order have been filed; provided that if no motions to intervene or protests were filed with the FERC in response to the FPA Section 203 application prior to the issuance of FERC’s order, the Seller and the Buyer shall disregard any period established by FERC regulations for rehearing of the FERC order issued under FPA Section 203 authorizing the Seller and the Buyer to perform their obligations under this Agreement and to consummate the transactions contemplated hereby. For the avoidance of doubt, conditions that are typically imposed by FERC in a majority of Section 203 orders involving transactions involving EWGs and/or QFs, including conditions that require compliance with applicable provisions of PUHCA, PURPA, and/or the FPA shall in no respect be deemed unacceptable, but conditions that could reasonably be expected to result in a Material Adverse Effect shall be deemed unacceptable.

7.5                               Third Party Consents.  The Seller shall have obtained all consents from third parties set forth in Section 7.5 of the Buyer Disclosure Schedule in form and substance reasonably satisfactory to the Buyer.

7.6                               Material Adverse Effect.  No event, change, development, condition or circumstance shall have occurred since the date hereof that has had or could reasonably be expected to have a Project Material Adverse Effect on any APT Entity or Minority-Interest Entity.

7.7                               Internal Reorganization.  The Internal Reorganization shall have been completed in a manner reasonable satisfactory to the Parties.

7.8                               Recapture Guaranty Replacement Documentation.  The Recapture Guaranty Replacement Documentation shall have been executed and delivered by each of the applicable parties thereto in accordance with the terms and conditions set forth in Annex D attached hereto.

7.9                               Section 754 Elections.  The Buyer will have received satisfactory evidence that an election under Section 754 of the Code for the tax year of each Subsidiary and Minority-Interest Entity listed in Section 4.13(b) and (c) of the Seller Disclosure Schedule that includes the Closing Date has been made for each such entity.

7.10                        Phase I Environmental Site Assessments.  The Buyer shall have received (i) copies of phase I environmental site assessments for the APT Projects, which do not recommend an invasive phase II environmental site investigation of environmental media and the scope of work of which for the phase I substantially complies with the “Scope of Work” described in the Contract Authorization, and (ii) reliance letters, substantially in the form attached to the Contract Authorization, with respect to such phase I environmental site assessments.  The cost and expense of such phase I environmental site assessments shall be borne by the Seller.

7.11                        Title Reports.  The Seller shall have provided the Buyer with title reports for each of the APT Projects, which title reports shall have been paid for by the Seller.

7.12                        Assignment of Assigned Contracts.  The Seller shall have assigned the interests of AP Holdings, AP Services and RP Services, as applicable, in the Assigned Contracts to the Buyer or an Affiliate designated by the Buyer.

ARTICLE VIII.
THE SELLER’S CONDITIONS TO CLOSING

The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (except to the extent waived in writing by the Seller in its sole discretion):

8.1                               Representations and Warranties.  The Fundamental Representations of the Buyer set forth in this Agreement shall be true and correct in all respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except, in each case, to the extent such representations and warranties speak only as of a particular date, in which case such representations and warranties shall have been true and correct in all respects as of such date).  All other representations and warranties of the Buyer set forth in Article V shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation contained herein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall have been true and correct as of such date), except where the failure of such representations and warranties of the Buyer to be so true and correct, individually or in the aggregate, has not resulted and would not reasonably be expected to result in a Buyer Material Adverse Effect.

8.2                               Performance.  The Buyer shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by the Buyer at or before the Closing.

8.3                               No Litigation or Injunction.  No action or proceeding by or before any court, arbitrator, or other Governmental Authority shall have been instituted or threatened in writing by any Governmental Authority or Person whatsoever (other than by the Seller or its Affiliates) which shall reasonably seek to impair, restrain, prohibit or invalidate the transactions contemplated by this Agreement or the Buyer’s ability to perform its material obligations hereunder. There shall not be any Claims filed by any Governmental Authority restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

8.4                               Regulatory Consents and Approvals.

(a)                                 All consents, approvals and actions of, filings with, and notices to any Governmental Authority set forth in Section 8.4 of the Seller Disclosure Schedule and necessary to permit the Seller and the Buyer to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made, or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority under the HSR Act necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

(b)                                 (i) FERC shall have issued an order pursuant to FPA Section 203 authorizing the transactions as contemplated by this Agreement, which order does contain any conditions to the consummation of the transactions that are unacceptable to either Party, and (ii) no requests for rehearing of the FERC order have been filed; provided that if no motions to intervene or protests were filed with the FERC in response to the FPA Section 203 application prior to the issuance of FERC’s order, the Seller and the Buyer shall disregard any period established by FERC regulations for rehearing of the FERC order issued under FPA Section 203 authorizing the Seller and the Buyer to perform their obligations under this Agreement and to consummate the transactions contemplated hereby. For the avoidance of doubt, conditions that are typically imposed by FERC in a majority of Section 203 orders involving transactions involving EWGs and/or QFs, including conditions that require compliance with applicable provisions of PUHCA, PURPA, and/or the FPA shall in no respect be deemed unacceptable, but conditions that could reasonably be expected to result in a Material Adverse Effect shall be deemed unacceptable.

8.5                               Third Party Consents.  All of the consents from third parties set forth in Section 8.5 of the Seller Disclosure Schedule shall have been obtained, in form and substance reasonably satisfactory to the Seller.

8.6                               Internal Reorganization.  The Internal Reorganization shall have been completed in a manner reasonable satisfactory to the Parties.

8.7                               Recapture Guaranty Replacement Documentation.  The Recapture Guaranty Replacement Documentation shall have been executed and delivered by each of the applicable parties thereto in accordance with the terms and conditions set forth in Annex D attached hereto.

8.8                               Legal Opinions.  The Seller shall have received a legal opinion from Orrick, Herrington & Sutcliffe LLP, in form and substance reasonably satisfactory to the Seller, that the purchase of the Membership Interests by the Buyer from the Seller will not cause the recapture of any Section 1603 Grant paid with respect to any of the APT Projects.

ARTICLE IX.
SURVIVAL OF REPRESENTATIONS, WARRANTIES
AND COVENANTS AND INDEMNIFICATION

9.1                               Survival Representations, Warranties and Covenants.  The representations and warranties of the Seller and the Buyer contained in Articles III, IV and V, as applicable, or in any certificate delivered pursuant to Section 2.5(d) and Section 2.6(c) shall survive the Closing for a period of until 5:00 p.m. EST on the date that is eighteen (18) months following the Closing Date (the “Survival Period”), except that the Fundamental Representations of the Seller and the Fundamental Representations of the Buyer shall survive until sixty (60) days after the expiration of the applicable statute of limitations period with respect to the matters covered thereby.  The covenants which by their terms do not contemplate performance after the Closing shall terminate as of the Closing.  The covenants which by their terms contemplate performance after the Closing shall survive the Closing in accordance with their respective terms.

9.2                               Indemnification.

(a)                                 Indemnification of the Seller.  After the Closing, the Buyer shall indemnify and hold harmless the Seller (and its directors, managers, officers, employees, agents, Affiliates, successors, and assigns) from and against any and all Losses based upon, arising out of or incurred with respect to (i) the breach of any of the Buyer’s representations and warranties contained in Article V or failure of any certificate delivered at the Closing to be true and correct in all respects as of the Closing Date, or (ii) any breach or nonperformance of any covenant or obligation to be performed by the Buyer hereunder or under any agreement executed in connection herewith.

(b)                                 Indemnification of the Buyer.  After the Closing, the Seller shall indemnify and hold harmless the Buyer (and its respective directors, officers, employees, agents, Affiliates, successors, and assigns including the Target) (the “Buyer Indemnitees”) from and against any and all Losses based upon, arising out of or incurred with respect to:

(i)                                     the breach of the Seller’s representations and warranties in Article III or Article IV of this Agreement or failure of any certificate delivered by the Seller at the Closing to be true and correct in all respects as of the Closing Date, and

(ii)                                  any breach or nonperformance of any covenant or obligation to be performed by the Seller hereunder or under any agreement executed in connection herewith.

(c)                                  Limitations on Indemnification Obligations.  The rights of the Buyer Indemnitees to indemnification pursuant to the provisions of Section 9.2(b) are subject to the following limitations:

(i)                                     the amount of any Loss subject to indemnification by the Seller hereunder or of any Claim therefor shall be reduced by any and all amounts actually recovered by the Buyer Indemnitee from the following collateral sources (collectively, the “Collateral Sources”): (i) any insurance proceeds actually received by the Buyer Indemnitees on account of such Loss, net of expenses paid to third parties in procuring any such recovery, and (ii) any Tax benefit actually realized by the Buyer Indemnitees as a result of the event or circumstances giving rise to such Loss.  In the event that the Buyer Indemnitees obtain any recovery from one or more Collateral Sources or any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment made hereunder, then such Buyer Indemnitee shall promptly reimburse the Seller for any payment made or expense incurred by Seller in connection with providing such indemnification up to the amount received by the Buyer Indemnitee, (net of direct collection expenses and Taxes), or, if a Loss has not yet been determined or paid by the Seller, the Seller’s indemnification obligations in respect of such Loss shall be reduced by the aggregate amount of the recovery from any Collateral Sources or any other Person alleged to be responsible for any Losses (net of direct collection expenses and Taxes);

(ii)                                  the Buyer Indemnitees will not be entitled to recover Losses pursuant to Section 9.2(b)(i) unless and until the aggregate Losses incurred by the Buyer Indemnitees pursuant to Section 9.2(b)(i) exceed one and one-half percent (1.5%) of the Purchase Price in the aggregate (the “Deductible”) (after which the R&W Insurance Policy, or the Seller, as applicable, will be obligated to indemnify the Buyer Indemnitees, subject to the limitations set forth herein, from and against all Losses in excess of the Deductible);

(iii)                               the Buyer Indemnitees shall be responsible for any and all Losses up to the amount of the Retention (as such term is defined in the R&W Insurance Policy) under the R&W Insurance Policy.  The sole source of funds to recover for any Losses arising from a breach of the Seller’s representations in Section 4.14(d) shall be the R&W Insurance Policy.

Recourse for Losses that were specifically excluded from coverage under the R&W Insurance Policy as set forth in Section 4 of the R&W Insurance Policy on the day coverage under the R&W Insurance Policy became effective (the “Excluded Matters”) shall be to the Seller Parent Guaranty.  With respect to Other R&W Insured Losses (as defined below), Buyer shall notify Seller if it intends to seek recourse under the Seller Parent Guaranty before initiating a claim under the R&W Insurance Policy.  If the Buyer elects not to seek recourse to the Seller Parent Guaranty then the Buyer’s sole recourse for Other R&W Insured Losses shall be the R&W Insurance Policy.  If, and only if, Buyer notifies Seller that it intends to seek recourse to the Seller Parent Guaranty, shall the procedures provided by Sections 9.2(c)(iv) and (v) apply;

(iv)                              Upon the Insurer (as such term is defined in the R&W Insurance Policy) acknowledging that the Retention has been fully satisfied, the R&W Insurance Policy shall be the initial source of funds to recover for any other Losses for which the Buyer Indemnitees are entitled to indemnification in respect of Section 9.2(b) (the “Other R&W Insured Losses”).  With respect to the Other R&W Insured Losses, in the event that (A) the remaining available Limit of Liability (as such term is defined in the R&W Insurance Policy) under the R&W Insurance Policy is insufficient to fully indemnify the Buyer Indemnitees for such Other R&W Insured Losses as a consequence of such Limit of Liability being wholly or partially exhausted (the “Excess Other R&W Insured Losses”), the Buyer shall, subject to the other terms, conditions and limitations set forth herein, have recourse to the Seller Parent Guaranty for such Excess Other R&W Insured Losses; and/or (B) the first dispositive order or determination of a court with jurisdiction over the matter determines that the Insurer is not obligated to pay the full amount of such Losses claimed in good faith by the Buyer Indemnitees (the “Disputed Other R&W Insured Losses”), the Buyer shall, subject to the other terms, conditions and limitations set forth herein, have recourse to the Seller Parent Guaranty for such Disputed Other R&W Insured Losses, subject to and only in the event that the Buyer Indemnitees fully comply with the conditions set forth in Section 9.2(d)(v);

(v)                                 With respect to any Claim for indemnification for which Buyer notified Seller of its intent to seek recourse against the Seller Parent Guaranty, the Buyer Indemnitees shall have no right to recover under the Seller Parent Guaranty unless:

(A)                               the Buyer Indemnitees seek and obtain the Seller’s consent and approval of the form of such Claim Notice seeking coverage for any Other R&W Insured Losses prior to submitting such Claim Notice under the R&W Insurance Policy;

(B)                               the Buyer Indemnitees seek and obtain the Seller’s consent and approval of any coverage counsel retained by the Buyer Indemnitees to prosecute such claim for coverage for any Other R&W Insured Losses (“Retained Counsel”);

(C)                               the Buyer Indemnitees seek and obtain the Seller’s consent and prior approval with respect any and all material correspondence to the Insurer from the Buyer Indemnitees regarding the Buyer Indemnitees’ claims for coverage for such Other R&W Insured Losses;

(D)                               the Buyer Indemnitees seek and obtain the Seller’s consent and approval prior to the commencement of any litigation or other dispute resolution procedure against the Insurer in connection with such Other Insured R&W Losses, including as to the forum and venue of such litigation dispute resolution procedure;

(E)                                the Seller is provided draft copies of all pleadings, briefs, discovery requests, other court papers or correspondence which relate or pertain to the Buyer Indemnitees’ claims for coverage for the Other R&W Insured Losses;

(F)                                 the Buyer Indemnitees seek and obtain the Seller’s consent and prior approval with respect to all material positions in such pleadings, briefs, discovery requests, other court papers or correspondence regarding the Buyer Indemnitees’ claims for coverage for such Other R&W Insured Losses;

(G)                               at the Seller’s request, Retained Counsel resists the production of all documents or things or the providing of any information which the Seller asserts would not properly be discoverable, and uses its best efforts to ensure that the Seller’s documents and witnesses need only be produced in compliance with the subpoena power or governing rules of court or arbitration wherein such action is pending, and shall produce documents and other information in compliance with such rules and/or the orders such court or arbitration panel may issue pertaining thereto; and

(H)                              the Buyer Indemnitees’ seek and obtain the consent and approval of the Seller in pursuing or entering into any settlement with respect to any Other R&W Insured Losses, and to the extent such settlement results in payment by the Insurer of an amount less than the full amount of such Other R&W Insured Losses claimed by the Buyer Indemnitees in good faith, the Buyer Indemnitees expressly waive any right to seek recovery from the Seller Parent Guaranty for such deficiency.

In implementing subsections (A) through (H) above:  (1) the Seller shall be solely responsible for the costs and expenses of its actions, (2) the Seller shall take no actions, or fail to take any action, that prejudices the claim of the Buyer; and (3) the Seller shall not have the right to determine whether to file a claim for coverage under the R&W Insurance Policy; provided that the Buyer agrees that the Seller shall be entitled to associate in the prosecution, negotiation and settlement of a claim for coverage filed by the Buyer Indemnitees’ for Other R&W Insured Losses under the R&W Insurance Policy;

(vi)                              except with respect to Losses related to breaches of the Fundamental Representations of the Seller, the aggregate indemnification obligation of the Seller pursuant to Section 9.2(b)(i) shall in no event exceed fifteen percent (15%) of the Purchase Price (it being understood that, except with respect to Losses related to breaches of the Fundamental Representations of the Seller, any amounts received by the Buyer Indemnitees pursuant to the R&W Insurance Policy shall be allocated in satisfaction of such capped limit of liability);

(vii)                           notwithstanding anything to the contrary set forth herein, (x) the cumulative indemnification obligations of the Seller under this Agreement for a breach of Seller’s representation in Section 4.13(d), shall be no greater than the Buyer’s portion of the “Maximum Recapture Equity Contribution Commitment” as defined in the Recapture Guaranty Replacement Documentation; and (y) the cumulative indemnification obligations of the Seller under this Agreement shall in no event exceed the Purchase Price (as adjusted pursuant to Section 2.3); provided, that for the avoidance of doubt, Seller shall have no liability under this Agreement for a breach of its representation in Section 4.13(d), to the extent of any payment made by Seller or any of Seller’s Affiliates under the Recapture Guaranty Replacement Documentation; and

(viii)                        notwithstanding anything to the contrary set forth herein, (x) the cumulative indemnification obligations of the Buyer under this Agreement for a breach of Buyer’s representation in Section 5.9, shall be no greater than the Seller’s portion of the “Maximum Recapture Equity Contribution Commitment” as defined in the Recapture ECA AP Guarantees and the Recapture ECA Veolia Guarantees; and (y) the cumulative indemnification obligations of the Buyer under this Agreement with respect to all other matters shall in no event exceed the Purchase Price (as adjusted pursuant to Section 2.3); provided that for the avoidance of doubt, Buyer shall have no liability under this Agreement for a breach of its representation in Section 5.9, to the extent of any payment made by Buyer or any of Buyer’s Affiliates under the Recapture Guaranty Replacement Documentation.

(d)                                 Additional Indemnity Provisions.  The indemnification obligations of the Buyer and the Seller hereunder shall be subject to the following terms and conditions:

(i)                                     From and after the Closing, the sole recourse and exclusive remedy of the Buyer and the Seller against each other arising out of this Agreement or any certificate delivered in connection with this Agreement, or otherwise arising from the Buyer’s acquisition of the Membership Interests, shall be to assert a Claim for indemnification under the indemnification provisions of this Article IX.

(ii)                                  Notwithstanding Section 9.2(d)(i), nothing in this Agreement shall operate to (i) relieve a Party of any liability for willful misconduct or (ii) limit the rights of the Parties with respect to intentional or willful misrepresentation of material facts regarding the representations and warranties made in Article III, Article IV or Article V, as applicable, of this Agreement (in each case, as qualified by the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as applicable) or in any certificate delivered pursuant hereto which constitute common law fraud under applicable Laws.

(iii)                               For the purposes of determining whether there has been a breach or an inaccuracy in respect of any representation or warranty for the purpose of indemnification under this Section 9.2, all Claims for Losses arising out of the same facts, events or circumstances resulting in such inaccuracy or breach shall be treated as a single Claim.

(iv)                              To the extent that an Indemnifying Party has discharged any Claim for indemnification hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party against any Person to the extent of the Losses that relate to such Claim.  Any Indemnified Party shall, upon written request by the Indemnifying Party following the discharge of such Claim, execute an instrument reasonably necessary to evidence such subrogation rights.

(v)                                 In the event that any Party to this Agreement proposes to make any Claim for indemnification pursuant to this Section 9.2, or would have the right to make a Claim for indemnification but for the minimum or maximum limitations on indemnification contained in Section 9.2(b), the Party making the Claim (or with such right) (the “Indemnified Party”) shall promptly deliver on or prior to the date upon which the applicable representations and warranties or covenants expire pursuant to the terms of this Agreement and within a reasonable time of discovery of the breach of or nonperformance of any covenant or obligation to be performed under this Agreement, a certificate signed by the party making the Claim or an officer of the party making the Claim (the “Claim Certificate”) to the Seller or the Buyer, whichever is applicable (such party from whom indemnification is sought the “Indemnifying Party”), which Claim Certificate shall (A) state the occurrence giving rise to the Claim; (B) specify the section of this Agreement under which such Claim is made; and (C) specify in reasonable detail each individual item of Loss or other Claim, including the section of this Agreement under which such Claim is made, the amount thereof if reasonably ascertainable, the date such Loss or liability was incurred, properly accrued or is anticipated, the basis for any anticipated Loss or liability and the nature of the misrepresentation, breach of warranty or the Claim to which such Loss or liability is related.  The Indemnified Party making the Claim shall state only what is required in subsections (A)-(C) above and shall not admit or deny the validity of the facts or circumstances out of which such Claim arose.

(vi)                              Any indemnity payment made under this Agreement following the Closing shall be treated by the Parties hereto as an adjustment to the Purchase Price for the Membership Interests for Tax purposes, and the Parties agree to report such payments consistent therewith to the extent permitted under applicable Law.

(vii)                           The obligations to indemnify and hold harmless pursuant to Section 9.2(a) and Section 9.2(b) shall survive the Closing for the periods set forth in Section 9.1, except for Claims for indemnification pursuant to such sections asserted prior to the end of such periods, which Claims shall survive with the final resolution thereof.

(viii)                        Each Party shall use its commercially reasonable efforts to mitigate its Losses (including by using such efforts to recover any insurance as may be available with respect to such Loss) upon and after becoming aware of any event which would reasonably be expected to give rise to any Losses; provided, however, that the foregoing shall not be deemed to impose any obligation or duty to initiate legal proceedings to seek such recovery.

(ix)                              NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT, NO PARTY HERETO SHALL, UNDER ANY CIRCUMSTANCE, HAVE ANY LIABILITY TO ANY OTHER PARTY FOR ANY INCIDENTAL DAMAGES, SPECIAL DAMAGES, EXEMPLARY DAMAGES, CONSEQUENTIAL DAMAGES, INCLUDING CONSEQUENTIAL DAMAGES CONSISTING OF BUSINESS INTERRUPTION, DIMINUTION IN VALUE, LOST PROFITS OR LOST ASSETS, OR PUNITIVE DAMAGES, EXCEPT WITH RESPECT TO THIRD-PARTY CLAIMS IF SUCH DAMAGES ARE INCLUDED AS PART OF SUCH CLAIM.

(e)                                  Defense of Third Party Claims and Extension of Statute of Limitations.

(i)                                     With respect to the Excluded Matters and/or any Other R&W Insured Losses, the Indemnified Party shall promptly give written notice (which such written notice shall state in reasonable detail the nature of any such claim for indemnification and the provisions of this Agreement upon which such claim for indemnification is made) hereunder to the Indemnifying Party after obtaining notice of any claim as to which recovery may be sought against the Indemnifying Party because of the indemnity in this Article IX, and, if such indemnity obligation shall arise from the claim of a third party, shall permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting from such claim; provided, however, that the Indemnifying Party shall not have the right to assume control of the defense of any claim (i) to the extent that the object of such claim for indemnification is to obtain an injunction, restraining order, declaratory relief or other non-monetary relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party (ii) if the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnified Parties and the Indemnifying Parties and the former shall have been advised in writing by counsel (with a copy to the Indemnifying Parties) that there are one or more legal or equitable defenses available to them that are different from or additional to those available to Indemnifying Parties (in which event each shall have the right to utilize counsel of their own choosing), or (iii) if such action or proceeding involves, or could reasonably be expected to involve liability that would constitute a material adverse effect on the Indemnified Parties.  Failure by the Indemnifying Party to notify an Indemnified Party of its election to defend any such claim or action by a third party within thirty (30) days after notice thereof shall have been given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its right to defend such claim and the Indemnifying Party shall pay the reasonably incurred out-of-pocket cost and expense of the Indemnified Party to defend such claim.  The Indemnified Party shall (unless the Indemnifying Party assumes the defense thereof) keep the Indemnifying Party reasonably apprised of any significant developments relating to any such claim.

(ii)                                  If the Indemnifying Party shall assume the defense of any such claim by a third party or litigation resulting therefrom after receipt of notice from such Indemnified Party, (i) the Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) or agree to any settlement thereof except with the written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed) and (ii) anything in this Section 9.2(e) to the contrary notwithstanding, the Indemnified Party may, with counsel of its choice and at its expense, participate in the defense of any such claim or litigation.

(iii)                               If the Indemnifying Party shall not assume the defense of any such claim by a third party or litigation resulting therefrom after receipt of notice from such Indemnified Party, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate; provided that the Indemnified Party may not settle such claim or litigation without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE X.
TERMINATION

10.1                        Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, as follows:

(a)                                 by written consent of the Buyer and the Seller;

(b)                                 by written notice of the Seller or the Buyer, if the Closing shall not have been consummated on or before the date that is ninety (90) days after the date of this Agreement (the “Outside Date”), unless extended in writing by the Buyer and the Seller; provided, however, that the right to terminate this Agreement under this paragraph shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date; provided, further, that if the Closing has not occurred on or before the date that is seventy-five (75) days after the date of this Agreement due to the failure to satisfy the conditions set forth in Sections 7.4 and 8.4 (and all other conditions to the Closing (other than those conditions which by their terms cannot be satisfied until the Closing) have been satisfied (or waived) or are capable of being satisfied by the Outside Date), then the Buyer or the Seller, by written notice to the other party, shall have the right to extend the Outside Date to a date that is on or before the date that is one hundred eighty (180) days after the date of this Agreement;

(c)                                  by written notice of the Seller, if there has been a breach of any representation, warranty or covenant made by the Buyer in this Agreement, such that the conditions in Article VIII are not capable of being satisfied and which have not been cured by the Buyer within twenty (20) Business Days after receipt of written notice from the Seller requesting such breach to be cured; provided that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to the Seller if the failure of the Seller to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, such breach;

(d)                                 by written notice of the Buyer (i) if there has been a breach of any representation, warranty or covenant made by the Seller in this Agreement, such that the conditions in Article VII are not capable of being satisfied and which have not been cured by the Seller within twenty (20) Business Days after receipt of written notice from the Buyer requesting such breach to be cured; provided that the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to the Buyer if the failure of the Buyer to fulfill any of their obligations under this Agreement has been the primary cause of, or resulted in, such breach, or (ii) if any event, development or occurrence which is the subject of the Disclosure Schedule Update delivered pursuant to Section 11.17(b) constitutes something that has had or would reasonably be expected to result in a Project Material Adverse Effect; provided, however, that if the Buyer does not elect to terminate this Agreement within fifteen (15) Business Days of its receipt of such Disclosure Schedule Update, then the Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter; or

(e)                                  by written notice of either the Seller or the Buyer, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided that the right to terminate this Agreement under this Section

10.1(e) in respect of such order, decree, ruling or action shall not be available to the Party that has directly or indirectly solicited or encouraged the adoption thereof.

This Agreement shall automatically terminate without any further action upon the Seller’s receipt of a termination notice from the Buyer pursuant to this Section 10.1.

10.2                        Effect of Termination.  If this Agreement is terminated pursuant to Section 10.1, all rights and obligations of the Parties hereunder shall terminate and no Party shall have any liability to the other Parties, except for the rights and obligations of the Parties in this Section 10.2 and in Sections 6.12 (Confidentiality), 11.1 (Notices), 11.3 (Expenses), 11.4 (Press Releases and Public Announcements), 11.11 (Governing Law), 11.12 (Arbitration), 11.13 (Jurisdiction), and 11.14 (Specific Performance), which shall survive the termination of this Agreement.  Notwithstanding anything to the contrary contained herein, termination of this Agreement pursuant to Section 10.1 shall not release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement prior to such termination.

ARTICLE XI.
MISCELLANEOUS

11.1                        Notices.

(a)                                 All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if (a) delivered personally against written receipt, (b) mailed by registered or certified mail, postage prepaid, return receipt requested, (c) mailed by reputable international overnight courier, fee prepaid, or (d) sent by e-mail with confirmation of transmission by the transmitting equipment, to the Parties hereto at the following addresses:

If to the Buyer, to:

TerraForm Power
7550 Wisconsin Ave, 9th Floor
Bethesda, MD 20814
Attention:	Legal Department, Anne Marie DeMent
E-mail address:	ADeMent@terraform.com

with a copy to:

Chadbourne & Parke LLP
1200 New Hampshire Ave NW
Washington, DC 20026
Attention:	Keith Martin
E-mail Address:	kmartin@chadbourne.com

If to the Seller, to:

Atlantic Power Transmission, Inc.
c/o Atlantic Power Corporation

One Federal Street, 30th Floor
Boston, MA 02110
Attention:	Legal Department, Jeffrey S. Levy
E-mail address:	jlevy@atlanticpower.com

with a copy to:

Morgan, Lewis & Bockius LLP
One Federal Street
Boston, MA 02110
Attention:	Mitchell D. Carroll
E-mail address:	mcarroll@morganlewis.com

with a copy to (solely with respect to any matters relating to Article IX hereof):

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178-0060
Attention:	Lisa M. Campisi
E-mail address:	lcampisi@morganlewis.com

(b)                                 All such notices, requests and other communications will be deemed given, (i) if delivered personally as provided in this Section 11.1, upon delivery, (ii) if delivered by mail as provided in this Section 11.1, upon receipt, (iii) if delivered by overnight courier as provided in this Section 11.1, upon the earlier of the second (2nd) Business Day following the date sent by such overnight courier and receipt, and (iv) if sent by e-mail, on the date confirmation of delivery is received by the sender from the intended recipient by e-mail (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 11.1).  Any Party may change the address to which notices, requests and other communications hereunder are to be delivered by giving the other Parties hereto notice in the manner set forth herein.

11.2                        Entire Agreement.  This Agreement (including the Annexes, Exhibits, Buyer Disclosure Schedule and the Seller Disclosure Schedule hereto and all Transaction Documents and certificates delivered by the Buyer and the Seller pursuant hereto and thereto), together with the Confidentiality Agreement, constitutes the entire understanding between the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, with respect to the subject matter hereof.

11.3                        Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement.

11.4                        Press Releases and Public Announcement.  The Seller and the Buyer shall not, and each such Party shall cause its Affiliates and its and its Affiliates’ respective Representatives to not, (a) issue any press release, (b) make any public announcement, or (c) respond to any requests for information or inquiries from any Person (including any reporter), in each case, relating to this Agreement or the transactions contemplated hereunder, except as provided herein with respect to communications with Governmental Authorities, without the prior review and written approval of the other Party (not to be unreasonably withheld, conditioned or delayed); provided, however, that if such release or announcement is required by Law or by any national securities exchange in order to discharge the disclosure obligations of such Party (or its Affiliates) and such Party is unable after good faith efforts to obtain timely the approval of the other Party, to the extent obtaining such approval is permitted by applicable Law and reasonably practicable, then such Party may make or issue the legally required release or announcement and promptly furnish the other party with a copy thereof.  Nothing contained herein, however, shall preclude either Party from filing a copy of this Agreement as an exhibit to its or to its Affiliates’ filings with the United States Securities and Exchange Commission or any securities exchange in order to discharge the disclosure obligations of such Party (or its Affiliates).

11.5                        Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

11.6                        Amendment.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of the Buyer and the Seller.

11.7                        No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person, except as set forth in Sections 9.2(a) and 9.2(b).

11.8                        No Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Parties, and any attempt to do so will be void, except for assignments and transfers by operation of Law.  Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and assigns.

11.9                        Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

11.10                 Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this

Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

11.11                 Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to any conflict of laws provisions thereof that would result in the application of the Laws of another Jurisdiction.

11.12                 Arbitration.

(a)                                 Except for requests for orders in aid of arbitration or enforcement of the award of an arbitrator or as set forth in Section 2.3, all disputes arising out of or in connection with this Agreement, the breach, termination, enforcement, interpretation or validity thereof or the legal relations between the parties (“Dispute”), including but not limited to disputes about arbitrability or the jurisdiction of the arbitral tribunal, shall be resolved by binding arbitration administered by the American Arbitration Association (the “AAA”) in accordance with its Commercial Arbitration Rules, then in effect, which shall be the sole and exclusive method of resolving any such Dispute.  The arbitration shall be conducted and the award shall be rendered in New York City, New York, or such other place as the parties to the arbitration agree before a panel of arbitrators comprised of one arbitrator selected by the Seller and one arbitrator selected by the Buyer in accordance with the Commercial Arbitration Rules who shall jointly select a third arbitrator who shall chair the tribunal.  Each arbitrator shall be a retired judge or a practicing attorney with no less than 15 years of experience as such and shall be experienced in arbitration and with disputes relating to the subject matter to be arbitrated.  For the avoidance of doubt, the arbitral tribunal shall maintain all proceedings in confidence, shall resolve all disputes in accordance with the Laws of the State of New York and shall not assume the powers of an amiable compositeur or decide ex aequo et bono.  Except in accordance with any express exception contained in this Agreement, each party hereby irrevocably waives and foregoes any right to recover punitive, exemplary or special damages with respect to any Dispute as set forth in Section 9.2(d)(ix), and the Parties hereby agree that the arbitrators are not empowered to award damages except in accordance with the express limitations contained in this Agreement (including Section 9.2(d)(ix)).  The award of such arbitrators shall be a reasoned award.

(b)                                 All of the expenses that arise from the arbitral proceeding, as well as the fees of the arbitrators, shall be paid by the losing Party, if any, as determined by the arbitrators.  Said losing Party shall reimburse the prevailing Party the amounts deposited by the prevailing Party at the commencement of the arbitration or thereafter as required by the AAA.  The Parties shall each bear the costs and fees of their respective counsel, irrespective of the outcome of the arbitration.

(c)                                  The arbitral award shall be final and binding on the Parties and judgment upon any award may be entered in any court of competent jurisdiction over any of the Parties or any of their assets.  All notices relating to any arbitration hereunder shall be in writing and shall be effective if given in accordance with the provisions of Section 11.1.  The arbitration provisions set forth herein and any award rendered hereunder shall be governed by the Federal Arbitration Act, Title 9, United States Code.

(d)                                 By agreeing to arbitration, the Parties do not intend to deprive any court, as provided for in Section 11.13, of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award and judgment thereon.  Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies or modify or vacate any temporary or preliminary relief issued by a court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect.

11.13                 JURISDICTION; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.  SUBJECT TO THE ARBITRATION REQUIREMENTS OF SECTION 11.12 AND EXCEPT AS SET FORTH IN SECTION 2.3, ALL ACTIONS PERMITTED UNDER THIS AGREEMENT OR UNDER ANY OTHER TRANSACTION DOCUMENT (INCLUDING BUT NOT LIMITED TO ANY ACTION TO COMPEL ARBITRATION IN AID OF ARBITRATION OR FOR PROVISIONAL RELIEF IN AID OF ARBITRATION) SHALL BE BROUGHT EXCLUSIVELY IN ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK.  EACH OF THE PARTIES HERETO CONSENTS AND AGREES TO THE JURISDICTION OF THE AFORESAID COURTS FOR SUCH PURPOSE, AND WAIVES ANY OBJECTION AS TO THE VENUE OF SUCH COURTS FOR PURPOSES OF SUCH ACTION OR ANY CLAIM OF INCONVENIENT FORUM.  EACH OF THE PARTIES HERETO FURTHER CONSENTS AND AGREES THAT ANY ACTION TO ENFORCE A FINAL ARBITRAL AWARD OR JUDGMENT THEREON MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION.  EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 15 DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING PERMITTED HEREUNDER.

11.14                 Specific Performance.  Each Party to this Agreement agrees that, in view of the uniqueness of the transactions contemplated by this Agreement, any failure to perform or breach of its obligations under this Agreement will result in irreparable damage to the other Party, that the remedies available to the other Party at Law alone will be an inadequate remedy for such failure or breach, and that the other Party shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at Law or in equity.  Accordingly, each of the Parties agrees that the other Party will be entitled to seek an order (or orders) or injunction (or injunctions) to prevent or cure breaches or violations of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement.  Each Party further agrees that, if the other Party seeks to enforce specifically the terms and provisions of this Agreement in respect of such breach or violation, it will not assert as a defense that a remedy at Law would be adequate.  The Parties further agree that (a) by seeking any remedy provided for in this Section 11.14, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement, and (b) nothing contained in this Section 11.14 shall require any Party to seek (or limit any Party’s right to seek) specific performance under this Agreement before exercising any other right under this Agreement.

11.15                 Drafting.  The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

11.16                 Time of Essence.  Time is of the essence in this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

11.17                 Annexes, Exhibits and Schedules.

(a)                                 The Annexes, Exhibits and Schedules (including the Seller Disclosure Schedule and the Buyer Disclosure Schedule) identified in this Agreement are incorporated herein by reference and made a part hereof.  The Seller Disclosure Schedule and Buyer Disclosure Schedule have been arranged for purposes of convenience only, in sections corresponding to the Sections of this Agreement.  If and to the extent any information required to be furnished in any section or subsection of a disclosure schedule is contained in this Agreement or in any other any section or subsection of the Seller Disclosure Schedule or Buyer Disclosure Schedule (as applicable), such information shall be deemed to be included in all sections or subsections of the applicable disclosure schedule in which the information is required to be included to the extent such disclosure is readily apparent on its face.  If there is any inconsistency between the statements in the body of this Agreement and those in a disclosure schedule, the statements in the body of this Agreement will control.  Certain information set forth in the disclosure schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, may not be required to be disclosed pursuant to this Agreement, and the inclusion of any information in any section or subsection of:  (a) the Seller Disclosure Schedule shall not be deemed to be an admission or acknowledgement by the Seller, in and of itself, that such information is material to or outside the Ordinary Course of Business of the Target or any of the Subsidiaries or that such information has or would reasonably be expected to result in a Material Adverse Effect or (b) the Buyer Disclosure Schedule shall not be deemed to be an admission or acknowledgement by the Buyer, in and of itself, that such information is material to or outside the Ordinary Course of Business of Buyer or that such information has or would reasonably be expected to result in a Buyer Material Adverse Effect.  The Seller Disclosure Schedule and the Buyer Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties, covenants and agreements of the Seller and the Buyer, as applicable, contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties, covenants or agreements.

(b)                                 From time to time prior to the Closing, the Seller shall have the right (but not the obligation) to supplement or amend the Seller Disclosure Schedule with respect to any matter arising prior to the Closing or of which it becomes aware prior to the Closing, which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Seller Disclosure Schedule (each such additional written disclosure, a “Disclosure Schedule Update”), and each such Disclosure Schedule Update shall be deemed to be incorporated into and to supplement and amend the Seller Disclosure Schedule as of the Closing Date; provided, however, with respect to any such Disclosure Schedule Update that relates to an event, development or occurrence that has not had or would not reasonably be expected to result in a Project Material Adverse Effect, the Buyer’s right to indemnification under Section 9.2 (subject to the terms and conditions therein) shall not be waived or modified with respect to such matter.  If any event, development or occurrence which is the subject of a Disclosure Schedule Update constitutes something that has had or would reasonably be expected to result in a Project Material Adverse Effect, then the Buyer shall have the right to terminate this Agreement in accordance with Section 10.1(d); provided, however, that if the Buyer has the right to, but does not elect to terminate this Agreement within fifteen (15) Business Days after its receipt of such Disclosure Schedule Update, then the Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter under any of the conditions set forth in Article VII and, further, shall have irrevocably waived its right to indemnification under Section 9.2 with respect to such matter.

11.18                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Any signature page delivered by means of facsimile or as an attachment to an electronic message shall be treated for all purposes as an original thereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Membership Interest Purchase Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

SELLER:

ATLANTIC POWER TRANSMISSION, INC.

By:	/s/ Terrence Ronan
	Name:	Terrence Ronan
	Title:	Vice President

BUYER:

TERRAFORM AP ACQUISITION HOLDINGS, LLC

By:
Name:
Title:

[Signature Page to Memebership Interest Purchase Aggreement]

IN WITNESS WHEREOF, this Membership Interest Purchase Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

SELLER:

ATLANTIC POWER TRANSMISSION, INC.

By:
Name:
Title:

BUYER:

TERRAFORM AP ACQUISITION HOLDINGS, LLC

By: SunEdison Yieldco ACQ10, LLC, its sole member and manager

By: TerraForm Power Operating, LLC, its sole member and manager

By: TerraForm Power, LLC, its sole member and manger

By:	/s/ Carlos Domencch
	Name:	Carlos Domencch
	Title:	President & CEO

[SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT - BUYER]

Annex A

Definitions

The following terms, when used in this Agreement, shall have the respective meanings ascribed to them below:

“2012 Financing Amendments” means, collectively, (i) the Second Amendment to Financing Agreement and Amendment No. 1 to RE Sponsor Equity Contribution Agreement (Goshen Phase II), dated as of December 31, 2012, by Goshen II, Goshen Ridge Wind Farm LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, in its capacity as administrative agent, Union Bank, N.A., in its capacity as collateral agent for the secured parties, and the other parties thereto, (ii) the Amendment No. 1 to the Financing Agreement (Meadow Creek), dated as of December 31, 2012, by Meadow Creek, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, in its capacity as administrative agent, Union Bank, N.A., in its capacity as collateral agent for the secured parties, and the other parties thereto, and (iii) Amendment No. 3 to the Financing Agreement and Amendment No. 1 to Equity Contribution Agreement (Rockland), dated as of December 31, 2012, by Rockland, Rockland Wind Intermediate Holdings LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, in its capacity as administrative agent, Union Bank, N.A., in its capacity as collateral agent for the secured parties, and the other parties thereto.

“2012 Reimbursement Agreement” means that certain Reimbursement Agreement, effective as of December 31, 2012, entered into by the Seller Parent and Atlantic Ridgeline Holdings, LLC, to and for the benefit of Veolia.

“AAA” has the meaning set forth in Section 11.12(a).

“Accountant” means an independent certified public accounting firm reasonably acceptable to the Buyer and the Seller.

“Adjustment Amount” has the meaning set forth in Section 2.3(b).

“Adjustment Amount Estimate” has the meaning set forth in Section 2.3(a).

“Adjustment Statement” has the meaning set forth in Section 2.3(b).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.  For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning set forth in the introduction to this Agreement.

“Amended CRIAs” has the meaning set forth in Annex D attached hereto.

“AP Holdings” means Atlantic Power Holdings, Inc., a Delaware corporation.

“AP Services” means Atlantic Power Services, LLC, a Delaware limited liability company.

“APT Entities” means the Target and each Subsidiary of the Target, including each APT Project Company that is not a Minority-Interest Entity.

“APT Project Companies” means Canadian Hills, Goshen II, each Idaho Wind Subsidiary, Meadow Creek, and Rockland.

“APT Project Financing Documents” means, collectively, the Canadian Hills Financing Documents, the Goshen II Financing Documents, the Idaho Wind Credit Documents, the Meadow Creek Financing Documents, and the Rockland Financing Documents and the Material Contracts in respect of any Tax Equity Financing.

“APT Projects” means, collectively, the Canadian Hills Project, the Goshen II Project, the Idaho Wind Projects, the Meadow Creek Project, and the Rockland Project.

“Asset Management Employee” means each of the individuals set forth on Annex A attached to the Side Letter Agreement.

“Assets” of any Person means all assets, rights and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the related goodwill, which assets and properties are owned or leased by such Person.

“Assigned Contracts” means, collectively, (i) the Administrative Services Agreement, dated as of December 28, 2012, between AP Holdings and Canadian Hills, (ii) the Management Services Agreement, dated as of December 28, 2012, between AP Services and Canadian Hills, (iii) the Operation and Maintenance Management Agreement, dated as of June 21, 2012, between Meadow Creek and RP Services, amended by Amendment No. 1 to Operation and Maintenance Management Agreement, dated as of August 21, 2012, (iv) the Construction, Operation and Maintenance Management Agreement, dated as of March 9, 2011, between Rockland and RP Services, (v) the Co-Tenancy Agreement, (vi) the Shared Facilities Operation and Maintenance Agreement, dated as of April 8, 2013, by and among Canadian Hills, Kingfisher Wind, LLC (as successor in interest to Kingfisher Transmission, LLC), CH Wind East Transmission, LLC, APFAI, LLC and AP Services, and (vii) the Project Administration and Development Services Agreement, dated as of March 9, 2011, between Rockland and RP Services.

“Atlantic Ridgeline” has the meaning set forth in Section 4.8(e).

“Books and Records” has the meaning set forth in Section 4.30.

“Business Day” means a day other than a Saturday, a Sunday or a day on which commercial banking institutions in New York, New York are authorized or obligated by Law to be closed.

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“Buyer” has the meaning set forth in the introduction to this Agreement.

“Buyer Disclosure Schedule” has the meaning set forth in the Preamble to Article V.

“Buyer Evaluation Material” has the meaning set forth in Section 5.12.

“Buyer Indemnitees” has the meaning set forth in Section 9.2(b).

“Buyer Material Adverse Effect” means any change, effect, event, circumstance, matter, occurrence or state of facts that would, or would reasonably be expected to, individually or in the aggregate, prevent, impair or materially delay the Buyer from consummating the transactions contemplated by this Agreement or the other Transaction Documents or promptly performing its obligations hereunder or thereunder.

“Buyer Parent” means TerraForm Power, LLC, a Delaware limited liability company.

“Buyer Parent Guaranty” means the Guaranty, dated as of the date hereof, executed by the Buyer Parent in favor of the Seller in the form attached hereto as Exhibit B.

“Canadian Hills” means Canadian Hills Wind, LLC, a Delaware limited liability company.

“Canadian Hills Financing Agreement” means that means that certain Letter of Credit, Reimbursement and Loan Agreement, dated as of December 28, 2012, as amended, among Canadian Hills, Union Bank, N.A., as letter of credit issuer and lender, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Canadian Hills Financing Documents” means the Finance Documents (as defined in the Canadian Hills Financing Agreement) and the Transaction Documents (as defined in the Canadian Hills LLC Agreement).

“Canadian Hills LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Canadian Hills, dated as of December 28, 2012, by and among Canadian Hills Holding Company, LLC, JPM Capital Corporation, Metlife Capital Credit L.P., Antrim Corporation, Union Bank of California Leasing, Inc. and BAL Investment & Advisory, Inc. (as successor to Atlantic Power Generation, Inc.), as amended by that certain First Amendment to the Amended and Restated Limited Liability Company Agreement of Canadian Hills, dated as of May 2, 2013, as further amended and/or restated from time to time.

“Canadian Hills Project” means the up to 298.45 MW wind energy project undertaken by Canadian Hills located in Canadian County, Oklahoma.

“Claim” means any demand, claim, action, investigation, legal proceeding or arbitration.

“Claim Certificate” has the meaning set forth in Section 9.2(d)(v).

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“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” means five (5) Business Days after the day on which all the conditions to closing in Articles VII and VIII have been satisfied or waived in writing or such other date as the Buyer and the Seller mutually agree upon in writing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Sources” has the meaning set forth in Section 9.2(c)(i).

“Company” has the meaning set forth in the introduction to this Agreement.

“Company Plans” has the meaning set forth in Section 4.7.

“Confidentiality Agreement” has the meaning set forth in Section 6.12.

“Consents to Assignment” has the meaning set forth in Annex D attached hereto.

“Contract” means any written contract, lease, license, mortgage, indenture, instrument, arrangement, agreement or commitment that is currently legally binding.

“Contract Authorization” means that certain Contract Authorization, dated as of March 11, 2015, by and between Tetra Tech Inc. and the Seller, with respect to the “Five Wind Farm Phase I Environmental Site Assessments (ESAs)”, as amended by Change Order No.1, dated as March 23, 2015, as further amended from time to time.

“Co-Tenancy Agreement” means the Co-Tenancy and Shared Facilities Agreement, dated as of April 8, 2013, by and among Canadian Hills, Kingfisher Wind, LLC (as successor in interest to Kingfisher Transmission, LLC), CH Wind East Transmission, LLC, APFAI, LLC and AP Services.

“Current Assets” means, as of any date, the Assets of the APT Entities and Minority-Interest Entities of the type included in the Financial Statements for December 31, 2014 and identified in Annex C and no other assets.

“Current Liabilities” means, as of any date, the Liabilities of the APT Entities and Minority-Interest Entities of the type included in the Financial Statements for December 31, 2014 and identified in Annex C and no other liabilities.

“Data Room” means the virtual data room relating to the transaction contemplated hereunder established by or on behalf of the Seller at Merrill Datasite.  For all purposes under this Agreement, the deposit of any document in the Data Room prior to the date hereof shall constitute delivery to the Buyer of such document.

“Deductible” has the meaning set forth in Section 9.2(c)(ii).

“Default Interest Rate” means a rate of interest payable at the lesser of 30 day LIBOR plus 200 basis points, or the maximum rate permitted by applicable Laws.

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“Disclosure Schedule Update” has the meaning set forth in Section 11.17(b).

“Dispute” has the meaning set forth in Section 11.12(a).

“Disputed Other R&W Insured Losses” has the meaning set forth in Section 9.2(c)(iv).

“Easement Property” has the meaning set forth in Section 4.15(b).

“Easements” has the meaning set forth in Section 4.15(b).

“Economic Interests Closing Date” means 12:01 AM EDT, April 1, 2015.

“Electric Quarterly Reports” means the quarterly reports filed by persons with MBR Authority with FERC.

“Environmental Claims” means any Claim arising under Environmental Law.

“Environmental Law” means any applicable Law in effect as of the Closing Date concerning pollution, protection of human health, safety or the environment or preservation or reclamation of natural resources (including protected species) or relating to the  use, storage, Release, generation and transportation of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Event of Default” means the events or conditions that with the passage of time and giving of notice would result in an Event of Default under the applicable APT Project Financing Document.

“EWG” has the meaning ascribed thereto in PUHCA.

“Excess Other R&W Insured Losses” has the meaning set forth in Section 9.2(c)(iv).

“Excluded Matters” has the meaning set forth in Section 9.2(c)(iii).

“FERC” means the Federal Energy Regulatory Commission and any successor thereto.

“Final Statement” has the meaning set forth in Section 2.3(c).

“Financial Statements” has the meaning set forth in Section 4.10.

“FPA” means the Federal Power Act, 16 U.S.C. Sec. 791, et seq., and the FERC’s implementing rules and regulations thereunder, as amended from time to time.

“FUCO” means a “foreign utility company” as defined in PUHCA.

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“Fundamental Representations” means (i) with respect to the Seller, Sections 3.1 (Organizational Existence), 3.2 (Authority), 3.3(a) (No Conflicts), 3.9 (Ownership of the Membership Interests), 3.10 (Brokers), 4.1 (Organizational Existence), 4.2 (Authority), 4.3(a) (No Conflicts), 4.7 (Employee Benefit Plans), 4.8 (Capitalization), 4.13 (Taxes), 4.17(a) (Environmental Matters) and 4.31 (Brokers), and (ii) with respect to the Buyer, Sections 5.1 (Organizational Existence), 5.2 (Authority), 5.3(a) (No Conflicts), 5.8 (Brokers) and 5.9 (Section 1603 Grant Recapture).

“GAAP” means generally accepted accounting principles as in effect in the United States on the date of determination, consistently applied throughout the specified period.

“Goshen CRIA” means the Amended and Restated “Goshen” Cross-Reimbursement and Indemnification Agreement, dated as of December 31, 2012, by and among BP Corporation North America Inc., Veolia, Mitsubishi Corporation and the Seller Parent (relating to the Goshen II Project).

“Goshen II” means Goshen Phase II LLC, a Delaware limited liability company.

“Goshen II Financing Agreement” means that certain Financing Agreement among Goshen II, the Bank of Tokyo-Mitsubishi UFJ, Ltd., Union Bank, N.A., and the lender parties thereto dated as of May 28, 2010, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Goshen II Financing Documents” means the Financing Documents (as defined in the Goshen II Financing Agreement).

“Goshen II Project” means the up to 124.5 MW wind energy project undertaken by Goshen II located in Bonneville County, Idaho.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, subdivision, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, province, county, city, locality or other political subdivision or similar governing entity, including for the avoidance of doubt, FERC, NERC, WECC and SPP, to the extent that SPP acts as a regional reliability entity with respect to a NERC regulation, standard, or requirement, but in no other respect.

“Governmental Order” means any binding order, writ, judgment, injunction, decree, stipulation, determination or award of any Governmental Authority.

“Hazardous Material” means (i) any petroleum or petroleum products, (ii) any flammable, explosive, radioactive, corrosive, hazardous or toxic materials, (iii) asbestos in any form, urea formaldehyde foam insulation, perchlorate and polychlorinated biphenyls (“PCBs”), including transformers or other equipment that contain dielectric fluid containing levels of PCBs, (iv) any chemicals or other materials or substances which are defined or regulated as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law, and (v) any other chemical or other material or substance, exposure to which is prohibited, limited or regulated by any

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Governmental Authority under any Environmental Law or which forms the basis of liability under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Idaho Wind” means Idaho Wind Partners 1, LLC, a Delaware limited liability company.

“Idaho Wind Credit Agreement” means that certain Credit Agreement among Idaho Wind and the Idaho Wind Subsidiaries, the Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, ING Capital LLC, Norddeutsche Landesbank Girozentrale, New York Branch, Union Bank, N.A. and the lender parties thereto dated as of October 8, 2010, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Idaho Wind Credit Documents” means the Credit Documents (as defined in the Idaho Wind Credit Agreement).

“Idaho Wind Projects” means the up to 183 MW wind energy projects undertaken by the Idaho Wind Subsidiaries located in Southern Idaho, Idaho, including (i) the up to 19.5 MW nameplate capacity wind powered electrical generating facility undertaken by Burley Butte Wind Park, LLC located in Cassia County, Idaho, (ii) the up to 22.5 MW nameplate capacity wind powered electrical generating facility undertaken by Camp Reed Wind Park, LLC located in Elmore County, Idaho, (iii) the up to 12.0 MW nameplate capacity wind powered electrical generating facility undertaken by Golden Valley Wind Park, LLC located in Cassia County, Idaho, (iv) the up to 19.5 MW nameplate capacity wind powered electrical generating facility undertaken by Milner Dam Wind Park, LLC located in Cassia County, Idaho, (v) the up to 13.5 MW nameplate capacity wind powered electrical generating facility undertaken by Oregon Trail Wind Park, LLC located in Twin Falls County, Idaho, (vi) the up to 21.0 MW nameplate capacity wind powered electrical generating facility undertaken by Payne’s Ferry Wind Park, LLC located in Twin Falls County, Idaho, (vii) the up to 10.5 MW nameplate capacity wind powered electrical generating facility undertaken by Pilgrim Stage Station Wind Park, LLC located in Twin Falls County, Idaho, (viii) the up to 21.0 MW nameplate capacity wind powered electrical generating facility undertaken by Salmon Falls Wind Park, LLC located in Twin Falls County, Idaho, (ix) the up to 12.0 MW nameplate capacity wind powered electrical generating facility undertaken by Thousand Springs Wind Park, LLC located in Twin Falls County, Idaho, (x) the up to 10.5 MW nameplate capacity wind powered electrical generating facility undertaken by Tuana Gulch Wind Park, LLC located in Twin Falls County, Idaho, and (xi) the up to 21.0 MW nameplate capacity wind powered electrical generating facility undertaken by Yahoo Creek Wind Park, LLC located in Twin Falls County, Idaho.

“Idaho Wind Subsidiaries” means the following wholly-owned subsidiaries of Idaho Wind: (i) Burley Butte Wind Park, LLC, an Idaho limited liability company, (ii) Camp Reed Wind Park, LLC, an Idaho limited liability company, (iii) Golden Valley Wind Park, LLC, an Idaho limited liability company, (iv) Milner Dam Wind Park, LLC, an Idaho limited liability company, (v) Oregon Trail Wind Park, LLC, an Idaho limited liability company, (vi) Payne’s Ferry Wind Park, LLC, an Idaho limited liability company, (vii) Pilgrim Stage Station Wind

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Park, LLC, an Idaho limited liability company, (viii) Salmon Falls Wind Park, LLC, an Idaho limited liability company, (ix) Thousand Springs Wind Park, LLC, an Idaho limited liability company, (x) Tuana Gulch Wind Park, LLC, an Idaho limited liability company, and (xi) Yahoo Creek Wind Park, LLC, an Idaho limited liability company.

“Indebtedness” means, with respect to any Person, without duplication, (i) indebtedness for borrowed money, whether or not contingent, or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) amounts owing as deferred purchase price for property or services, including all seller notes and “earn out” payments, (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iv) commitments or obligations under any interest rate, currency or other hedging agreement, (v) obligations under any performance bond or letter of credit, (vi) all capitalized lease obligations as determined under GAAP, (vii) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, and (viii) guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (vii) above.

“Indemnified Party” has the meaning set forth in Section 9.2(d)(v).

“Indemnifying Party” has the meaning set forth in Section 9.2(d)(v).

“Intellectual Property” means all United States and foreign intellectual property rights, both statutory and common law rights, if applicable, including: all (a) patents (including utility and design patents), patent applications, Patent Cooperation Treaty filings, and all continuations, continuations-in-part, divisions, reissues, reexaminations, and all extensions thereto and all foreign equivalents thereof, (b) trademarks, service marks, trade dress, brand names, logos, slogans, trade names, and all applications and registrations therefor, (c) Internet domain name registrations, (d) copyrights and registrations and applications therefor, (e) know-how, trade secrets, and confidential and proprietary information, (f) computer programs, proprietary software, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, operating systems, design documents, website code and specifications, flow-charts, user manuals and training materials relating thereto and any translations thereof, and (g) other intellectual property right to use or exploit any of the foregoing, including all causes of action (whether currently pending, filed, or otherwise).

“Intercompany Debt”  means any Indebtedness owed by the APT Entities or the Minority-Interest Entities to Seller, its Affiliates or subsidiaries (other than the APT Entities or the Minority-Interest Entities), any Person that either directly or indirectly owns any interest in Seller, its Affiliates or subsidiaries, or any Affiliate or subsidiary of such Person.

“Interim Financial Statements” has the meaning set forth in Section 4.10(a).

“Internal Reorganization” has the meaning set forth in Section 6.14.

“IPUC” means the Idaho Public Utilities Commission.

“Knowledge” or any similar phrase means (i) with respect to the Seller, the actual knowledge of the Persons set forth on Section 1.1(b) of the Seller Disclosure Schedule after

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reasonable inquiry as is consistent with such Persons’ respective positions; provided, however, that, with respect to any representation, warranty or other provision concerning any Minority-Interest Entities, “Knowledge” or any similar phrase means the actual knowledge of the Persons set forth on Section 1.1(b) of the Seller Disclosure Schedule after reasonable inquiry as is consistent with such Persons’ respective positions but without any duty to inquire with any non-Affiliated third parties (including, for the avoidance of doubt, any such Minority-Interest Entities), and (ii) with respect to the Buyer, the actual knowledge of the Persons set forth on Section 1.1 of the Buyer Disclosure Schedule after reasonable inquiry as is consistent with such Persons’ respective positions.

“Latest Audited Balance Sheet” means the audited balance sheet as of December 31, 2014 for each of Canadian Hills, Meadow Creek, Goshen II, Rockland and Idaho Wind.

“Laws” means all laws, statutes, rules, regulations, ordinances, codes, judgments, writs, injunctions, decrees and orders of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.15(b).

“Liability” means any obligation or other liability of a Person, whether absolute, matured, accrued, contingent, fixed or otherwise, and whether due or, to the Knowledge of the Seller, to become due.

“Liens” means any mortgage, pledge, assessment, security interest, lien, levy, option, right of first refusal, claim, easement, deed of trust, right of way, encroachment license to third parties, charge or other encumbrance or other restriction or limitation of any kind.

“Lock-Box Adjustment” means the difference, which may be a positive or a negative number, between (x) Lock-Box Contributions minus (y) Lock-Box Distributions.

“Lock-Box Contributions” means the aggregate (calculated without duplication) of the following amounts incurred during the Lock-Box Period:  (i) any capital contributions made by the Seller to the Target in the Ordinary Course of Business, or (ii) any expense or cost paid by the Sellers or any Affiliate of the Sellers on behalf of the APT Entities or Minority-Interest Entity.

“Lock-Box Distributions” means the aggregate of any dividends or distributions received by Seller or any Affiliate of Seller (other than the APT Entities) made by any APT Entity or Minority-Interest Entity (calculated without duplication) paid during the Lock-Box Period.

“Lock-Box Period” means the period from and including the Economic Interests Closing Date and ending on the Closing Date.

“Loss” or “Losses” means any and all losses, costs, Liabilities, obligations, settlement payments, awards, judgments, fines, penalties, Taxes, interest, claims, expenses (including reasonable fees of counsel and consultants) and any damages of any kind or nature whatsoever, whether in respect of third-party Claims, claims between the Parties hereto or otherwise; provided, however, that Losses shall not include any incidental damages, special

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damages, exemplary damages, consequential damages, including consequential damages consisting of business interruption, diminution in value, lost profits or lost assets, or punitive damages, except with respect to third-party Claims if such damages are included as part of such third-party Claim.

“Material Adverse Effect” means any change, effect, event, circumstance, matter, occurrence or state of facts that (i) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of the APT Entities and Minority-Interest Entities, taken as a whole, Canadian Hills or Meadow Creek, or (ii) would, or would reasonably be expected to, individually or in the aggregate, prevent, impair or materially delay the Seller from consummating the transactions contemplated by this Agreement or promptly performing their obligations hereunder, other than, in the case of clause (i), any change, effect, event, circumstance, matter, occurrence or state of facts to the extent resulting from or attributable to (A) changes, declines or deteriorations in economic, social, political, regulatory, financial or capital markets conditions generally (in the United States, any other country or in the global economy generally) or in the wind energy industry except, in each case, to the extent having a materially disproportionate effect on such APT Entities and Minority-Interest Entities as compared to similarly situated participants in the wind energy industry, (B) industry or market events, occurrences, developments, circumstances or conditions generally applicable to (i) the local, regional, national or international electric generating, transmission or distribution industry, (ii) the local, regional, national or international wholesale or retail markets for electrical power, (iii) the local, regional, national or international fuel supply or fuel transportation markets, (iv) the local, regional, national or international electric generation, transmission or distribution systems or the operation thereof or (v) the costs imposed on generators of electricity in connection with the use of such systems, except, in the case of each of clauses (i) through (v) above, to the extent having a materially disproportionate effect on such APT Entities and Minority-Interest Entities as compared to similarly situated participants in the wind energy industry, (C) effects arising from any change, after the date hereof, in Law (including changes in Laws affecting owners and providers of electric generation, transmission or distribution), GAAP or other accounting principles, regulatory policy or industry standards or the enforcement thereof, except, in each case, to the extent having a materially disproportionate effect on such APT Entities and Minority-Interest Entities as compared to similarly situated participants in the wind energy industry, (D) the announcement, disclosure or pendency of the transactions contemplated by this Agreement or the fact that the prospective owner of the Target or certain of its Subsidiaries is the Buyer, or the taking of any action required by any Transaction Document or consented to by the Buyer, (E) effects resulting from the weather, or meteorological or geological events except to the extent having a materially disproportionate effect on such APT Entities and Minority-Interest Entities as compared to similarly situated participants in the wind energy industry or (F) outbreak or escalation of armed hostilities, terrorist actions, political instability or other material calamity or crisis anywhere in the world except, in each case, to the extent having a materially disproportionate effect on the APT Entities and Minority-Interest Entities as compared to similarly situated wind energy businesses.

“Material Contracts” has the meaning set forth in Section 4.18(a).

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“MBR Authority” means authorization granted by FERC to an APT Entity pursuant to Section 205 of the FPA to sell wholesale electric energy, capacity or certain ancillary services at negotiated, market-based rates, acceptance of a tariff by FERC providing for such sales, and issuance of an order by FERC providing for such authorization and tariff acceptance, and granting such regulatory waivers and blanket authorizations to such APT Entity as are customarily granted by FERC to companies authorized to sell electricity at market-based rates, including blanket authorization to issue securities and assume liabilities pursuant to Section 204 of the FPA.

“Meadow Creek” means Meadow Creek Project Company LLC, a Delaware limited liability company.

“Meadow Creek Financing Agreement” means that certain Financing Agreement among Meadow Creek, the Bank of Tokyo-Mitsubishi UFJ, Ltd., Union Bank, N.A., and the lender parties thereto dated as of September 17, 2012, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Meadow Creek Financing Documents” means the Financing Documents (as defined in the Meadow Creek Financing Agreement).

“Meadow Creek Project” means the 119.7 MW wind energy project undertaken by Meadow Creek located in Bonneville County, Idaho.

“Membership Interests” has the meaning set forth in the Recitals.

“Minority-Interest Entities” means Idaho Wind, the Idaho Wind Subsidiaries, Goshen Phase II Holdings LLC, Goshen Ridge Wind Farm LLC, Goshen II and Wolverine Creek.

“Minority-Interest Project” means the Goshen II Project and the Idaho Wind Projects.

“NERC” means the North American Electric Reliability Corporation or any successor organization.

“Notice of Disagreement” has the meaning set forth in Section 2.3(c).

“OCC” means the Oklahoma Corporation Commission.

“Offer Letters” has the meaning set forth in Section 6.13(a).

“Ordinary Course of Business” means the ordinary conduct of business substantially consistent with past practice (including with respect to quantity and frequency).

“Organizational Document” means, with respect to any Person (i) the certificate or articles of incorporation or organization of any corporation, limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation,

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formation or organization of such Person, and (ii) all by-laws, regulations, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“OAPA” means the Option and Asset Purchase Agreement, dated as of April 8, 2013, by and among Canadian Hills, CH Wind East Transmission, LLC, APFAI, LLC, and Kingfisher Wind, LLC (as successor in interest to Kingfisher Transmission, LLC).

“Other R&W Insured Losses” has the meaning set forth in Section 9.2(c)(iv).

“Other Real Property” has the meaning set forth in Section 4.15(c).

“Outside Date” has the meaning set forth in Section 10.1(b).

“Owned Intellectual Property” has the meaning set forth in Section 4.16.

“Owned Real Property” has the meaning set forth in Section 4.15(a).

“Owner Title Policies” has the meaning set forth in Section 4.15(d).

“Parties” means the Buyer and the Seller.

“Permits” means permits, licenses, franchises, registrations, variances, authorizations, consents and approvals of, with or from any Governmental Authority (including pursuant to Environmental Law).

“Permitted Liens” means with respect to any APT Entity or Minority-Interest Entity, any (a) landlord’s, mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the Ordinary Course of Business, for amounts not yet due and payable or, if due and payable, (i) not delinquent or (ii) being contested in good faith through appropriate proceedings with adequate reserves retained therefor, (b) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due and payable, (i) not delinquent or (ii) being contested in good faith through appropriate proceedings with adequate reserves retained therefor, (c) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, (d) good faith deposits in connection with bids, tenders, leases, contracts or other agreements, including rent security deposits, (e) pledges or deposits to secure public or statutory obligations or appeal bonds, (f) with respect to the Real Property, easements, covenants, rights of way, zoning ordinances and similar encumbrances which do not materially impair the current or intended use, occupancy or value of the property subject thereto, (g) (i) Liens, adverse claims and defects and imperfections in title reflected in any applicable Owner Title Policy, (ii) any Liens (other than monetary Liens upon the assets or properties of any of the APT Entities or Minority-Interest Entities excluding Liens in connection with the APT Project Financing Documents and Liens that are otherwise Permitted Liens), adverse claims, defects and imperfections in title and other matter created or attached or filed or recorded in the public records subsequent to the date of any applicable Owner Title Policy which do not materially impair the current or intended use, occupancy or value of the property operating in the Ordinary Course of Business of any such APT Entity or Minority-Interest Entity, (iii) the state of facts

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disclosed on the surveys made available to the Buyer prior to the date hereof, and any state of facts an update of such surveys may show and (iv) any state of facts a personal inspection of the Owned Real Property, the Leased Real Property, the Easement Property or the Other Real Property would disclose which do not materially impair the current or intended use, occupancy or value of the property operating in the Ordinary Course of Business of any such APT Entity or Minority-Interest Entity, (h) Liens arising under or created by any Material Contract that are set forth on Section 4.18 of the Seller Disclosure Schedule or entered into in accordance with Section 6.3 (other than as a result of a breach or default under such Material Contract), and (i) Liens in respect of liabilities shown in the balance sheets included in the Financial Statements, (j) Liens permitted, granted, created or incurred under the applicable APT Project Financing Documents.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, joint venture, joint stock company, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Project Assets” has the meaning set forth in Section 4.14(c).

“Project Material Adverse Effect” means any change, effect, event, circumstance, matter, occurrence or state of facts that (i) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of any APT Entity or Minority-Interest Entity or (ii) would, or would reasonably be expected to, individually or in the aggregate, prevent, impair or materially delay the Seller from consummating the transactions contemplated by this Agreement or promptly performing their obligations hereunder, other than, in the case of clause (i), any change, effect, event, circumstance, matter, occurrence or state of facts to the extent resulting from or attributable to (A) changes, declines or deteriorations in economic, social, political, regulatory, financial or capital markets conditions generally (in the United States, any other country or in the global economy generally) or in the wind energy industry except, in each case, to the extent having a materially disproportionate effect on any APT Entity or Minority-Interest Entity as compared to similarly situated participants in the wind energy industry, (B) industry or market events, occurrences, developments, circumstances or conditions generally applicable to (i) the local, regional, national or international electric generating, transmission or distribution industry, (ii) the local, regional, national or international wholesale or retail markets for electrical power, (iii) the local, regional, national or international fuel supply or fuel transportation markets, (iv) the local, regional, national or international electric generation, transmission or distribution systems or the operation thereof or (v) the costs imposed on generators of electricity in connection with the use of such systems, except, in the case of each of clauses (i) through (v) above, to the extent having a materially disproportionate effect on any APT Entity or Minority-Interest Entity as compared to similarly situated participants in the wind energy industry, (C) effects arising from any change, after the date hereof, in Law (including changes in Laws affecting owners and providers of electric generation, transmission or distribution), GAAP or other accounting principles, regulatory policy or industry standards or the enforcement thereof, except, in each case, to the extent having a materially disproportionate effect on such APT Entity or Minority-Interest Entity as compared to similarly situated participants in the wind energy industry, (D) the announcement, disclosure or pendency of the transactions contemplated by this Agreement or the fact that the prospective owner of the Target or certain of its Subsidiaries is the

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Buyer, or the taking of any action required by any Transaction Document or consented to by the Buyer, (E) effects resulting from the weather, or meteorological or geological events except to the extent having a materially disproportionate effect on any APT Entity or Minority-Interest Entity as compared to similarly situated participants in the wind energy industry or (F) outbreak or escalation of armed hostilities, terrorist actions, political instability or other material calamity or crisis anywhere in the world except, in each case, to the extent having a materially disproportionate effect on any APT Entity or Minority-Interest Entity as compared to similarly situated wind energy businesses.

“Prudent Industry Practice” means those practices, methods and acts that would be implemented and followed by a prudent operator of wind generating facilities similar to the APT Project Companies, which practices, methods and acts, in the exercise of prudent and responsible professional judgment in light of the facts known at the time the decision was made, could reasonably have been expected to accomplish the desired result consistent with good business practices, reliability and safety.”PUHCA” means the Public Utility Holding Company Act of 2005, 42 U.S.C. Sec. 16451 et seq., and the FERC’s implementing rules and regulations thereunder, as they may be amended from time to time.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“PURPA” means the Public Utility Regulatory Policies Act of 1978, as amended (including any successor Federal statute), and the rules and regulations of FERC promulgated thereunder.

“QF” means a qualifying facility as defined by Section 201 of PURPA, and FERC’s implementing regulations thereof at 18 C.F.R. Part 292.

“R&W Insurance Policy” means an insurance policy, the form of which is attached as Annex E, issued by AIG Specialty Insurance Company that provides coverage for breaches of certain of the Seller’s representations and warranties set forth in Article III and Article IV.

“Real Property” has the meaning set forth in Section 4.15(b).

“Real Property Leases” has the meaning set forth in Section 4.15(b).

“Real Property Preemptive Rights Agreements” has the meaning set forth in Section 4.15(c).

“Recapture ECA AP Guarantees” means, collectively, (i) the Equity Contribution Guaranty, dated December 31, 2012, by the Seller Parent in favor of Goshen II, (ii) the Equity Contribution Guaranty, dated December 31, 2012, by the Seller Parent in favor of Meadow Creek, and (iii) the Equity Contribution Guaranty, dated December 31, 2012, by the Seller Parent in favor of Rockland.

“Recapture ECA Buyer Guarantees” has the meaning set forth in Annex D attached hereto.

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“Recapture ECA Veolia Guarantees” means, collectively, (i) the Amended and Restated Equity Contribution Guaranty, dated December 31, 2012, by Veolia in favor of Goshen II, (ii) the Amended and Restated Equity Contribution Guaranty, dated December 31, 2012, by Veolia in favor of Meadow Creek, and (iii) the Amended and Restated Equity Contribution Guaranty, dated December 31, 2012, by Veolia in favor of Rockland.

“Recapture Guaranty Project Financing Amendments” has the meaning set forth in Annex D attached hereto.

“Recapture Guaranty Replacement Documentation” means all of the guarantees, amendments, agreements and other documents described on Annex D attached hereto and required to be executed and delivered at ore before the Closing pursuant to Section 7.8 and Section 8.7.

“REH” has the meaning set forth in Section 4.8(e).

“Reimbursement Agreement” has the meaning set forth in Annex D attached hereto.

“Related Party” has the meaning set forth in Section 4.28.

“Release” or “Released” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Materials into the environment.

“Representatives” means, with respect to any Person, the directors, members, managers, officers, partners, employees, consultants, solicitors, counsel, accountants, advisors and other authorized agents and representatives of such Person.

“Restated Recapture ECA AP Guarantees” has the meaning set forth in Annex D attached hereto.

“Restated Recapture ECA Veolia Guarantees” has the meaning set forth in Annex D attached hereto.

“Retained Counsel” has the meaning set forth in Section 9.2(c)(v)(B).

“Review Period” has the meaning set forth in Section 2.3(c).

“Ridgeline Energy” has the meaning set forth in Section 4.8(e).

“Rockland” means Rockland Wind Farm LLC, a Delaware limited liability company.

“Rockland CRIA” means the Amended and Restated “Rockland” Cross-Reimbursement and Indemnification Agreement, dated as of December 31, 2012, by and among Veolia, Mitsubishi Corporation and the Seller Parent (relating to the Rockland Project).

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“Rockland Financing Agreement” means that certain Financing Agreement among Rockland, the Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, Union Bank, N.A., and the lender parties thereto dated as of March 23, 2011, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Rockland Financing Documents” means the Financing Documents (as defined in the Rockland Financing Agreement).

“Rockland Project” means the up to 79.86 MW wind energy project undertaken by Rockland located in Power County, Idaho.

“RP Services” means Ridgeline Power Services LLC, a Delaware limited liability company.

“SCADA” means an automated system that collects (i) availability and power generation data from each wind turbine generating unit at an APT Project, (ii) wind direction and speed data and (iii) other operational parameters for the applicable APT Project.

“Section 1603 Grant” means any payment for specified energy property in lieu of tax credits under Section 1603 of Division B of the American Recovery and Reinvestment Act of 2009, P.L. 111-5, as amended, or any successor provision.

“Securities Act” has the meaning set forth in Section 5.10.

“Seller” has the meaning set forth in the introduction to this Agreement.

“Seller Disclosure Schedule” has the meaning set forth in the Preamble to Article III.

“Seller Parent” means Atlantic Power Corporation, a corporation established under the laws of the Province of Ontario, Canada, and continued in the Province of British Columbia, Canada.

“Seller Parent Guaranty” means the Guaranty Agreement, dated as of the date hereof, executed by the Seller Parent in favor of the Buyer in the form attached hereto as Exhibit A.

“Shared Facilities Agreement” means the Amended and Restated Shared Facilities Agreement, dated September 7, 2012, by and among Goshen II, Ridgeline Alternative Energy, LLC, Meadow Creek and AE Power Services LLC, as Shared Facilities Manager (as defined therein).

“Shared Facilities” means, collectively, the Shared Facilities (as defined in the Co-Tenancy Agreement) and the Shared Facilities (as defined in the Shared Facilities Agreement).

“Side Letter Agreement” means that certain letter agreement, dated as of the date hereof, by and among the Buyer, the Seller, AP Holdings, AP Services and RP Services,

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regarding the Asset Management Employees and the assignment of the interests of AP Holdings, AP Services and RP Services, as applicable, in the Assigned Contracts.

“Straddle Period” means a Taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” means any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the Target (either alone and/or through and/or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity or of which the Target controls the management, in each case, assuming that the Internal Reorganization has occurred in accordance with Section 6.14 immediately prior to the date hereof.

“Subsidiaries” means, collectively, each Subsidiary of the Target.

“Survival Period” has the meaning set forth in Section 9.1.

“Target” has the meaning set forth in the Recitals.

“Target Evaluation Material” has the meaning set forth in Section 4.32.

“Tax” (and, with correlative meaning, “Taxes”, “Taxable”, and “Taxing”) means any United States federal, state, local or foreign income, alternative or add-on minimum, estimated, gross receipts, net worth, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, fringe benefits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, registration, capital stock, social security, unemployment, disability, customs duty, or other tax, governmental fee or assessment of a similar nature, including any interest, penalties or additions attributable thereto.

“Tax Equity Financing” means any transaction consummated prior to the Closing that modified the ownership, allocation, or distribution of any Section 1603 Grants or U.S. federal income tax credits that are allocable or distributable or that are expected to be allocable or distributable by any APT Entity or Minority-Interest Entity for U.S. federal income tax purposes.

“Tax Returns” means any return, report, claim for refund, information return or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement and the Side Letter Agreement.

“Transfer Taxes” has the meaning set forth in Section 6.5(a).

“Treasury Regulations” means the temporary and permanent income tax regulations promulgated under the Code.

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“Veolia” means Veolia Environnement S.A., a French corporation.

“Warranty Claims” has the meaning set forth in Section 4.29.

“Wolverine Creek” means Wolverine Creek Goshen Interconnection LLC, a Delaware limited liability company.

“Working Capital” means the Current Assets of the Target minus the Current Liabilities of the Target, determined as if there had been an interim closing of the Target’s books on March 31, 2015 at 11:59 PM EDT, as determined in accordance with GAAP, applied in a consistent manner.  Annex C sets forth written instructions regarding the calculation of Working Capital, including instructions regarding the general ledger accounts to be used in such calculation.

“Working Capital Estimate” has the meaning set forth in Section 2.3(a).

“Working Capital Overage” means, if the Working Capital Estimate exceeds the Working Capital Target Amount, the amount of such excess.

“Working Capital Target Amount” means Twenty-Seven Million One Hundred Thousand Dollars ($27,100,000).

“Working Capital Underage” means, if the Working Capital Estimate is less than the Working Capital Target Amount, the amount of such shortfall.

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